EXHIBIT 10.36

AGREEMENT OF PURCHASE AND SALE

by and between

SONESTA COCONUT GROVE, INC., a Florida corporation

(“Purchaser”)

And

MUTINY ON THE PARK, LTD.,

a Florida limited partnership

(“Seller”)

SONESTA BAYFRONT HOTEL, COCONUT GROVE, FLORIDA

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the Effective Date, by and between SONESTA COCONUT GROVE, INC., a Florida corporation (“Purchaser”), and MUTINY ON THE PARK, LTD., a Florida limited partnership (“Seller”).

R E C I T A T I O N S:

1. Seller is the owner of fee simple title to the Hotel Unit (as defined herein and in Exhibit A) and the improvements situated on the Hotel Unit (the “Hotel Improvements”), which are currently operated as the Sonesta Bayfront Hotel (the “Hotel”) and include, without limitation, food and beverage outlets, a fitness center, meeting facilities, business center, back of house and administrative space, a pool and pool deck and other facilities and amenities, and parking facilities that include 488 parking spaces (the “Parking Improvements”) (the Hotel Improvements, including the Parking Improvements, shall be referred to collectively a the “Improvements”), and (v) the Personal Property (hereinafter defined) used in connection with operation of the Hotel and Improvements, all of which are located at 2889 McFarlane Road, Coconut Grove, Florida.  The Hotel Unit is part of a condominium regime and is subject to the Declaration of Mutiny Park Condominium recorded November 30, 2001 in Official Records Book 20048, at Page 4320 of the Public Records of Miami-Dade County, Florida (the “Declaration of Condominium”).  The Hotel Unit is subject to a perpetual Declaration of Easement recorded May 18, 1998 in Official Records Book 18106, Page 2419, of the public records of Miami-Dade County, Florida, granting a perpetual non-exclusive easement upon a portion of the Parking Improvements in favor of and appurtenant to the neighboring condominium building known as the Mutiny on the Bay condominium property, for access to and use of a portion of the Parking Improvements for parking of 212 passenger vehicles (the “REA”) Seller is the “Hotel Unit Owner” and “Developer” under the Declaration of Condominium and is entitled to exercise the rights granted to the Hotel Unit Owner and Developer thereunder.  Purchaser is currently managing the Hotel pursuant to a hotel management agreement between Seller and Purchaser dated December 22, 2000 (the “Hotel Management Agreement”).  Seller does not have title to the Hotel rooms.  The Hotel rooms are privately owned condominium units (each a “Participating Unit”) owned by Persons unrelated to Seller (each a “Unit Owner”), who have elected to participate in the Hotel-sponsored rental program (“Rental Program”) by signing a rental management agreement (“RMA”) with directing Seller to rent their Participating Unit to guests of the Hotel in exchange for the Unit Owner receiving a share of the rental revenues. Seller is the owner of the Rental Program and the RMAs.  The Hotel Unit, Improvements, Personal Property, Rental Program and RMAs are all part of the Property (as defined hereinafter) intended to be conveyed by Seller to Purchaser under this Agreement. The Commercial Unit of the Condominium (also known as Unit CU-2), which is owned by Seller and is currently not being operated, is located adjacent to the lobby of the Hotel and is not part of the Property intended to be conveyed to Purchaser under this Agreement. The lowest two floors of parking beneath the building (the “Parking Parcel”), which have a separate entrance and are owned by a third party, are not part of the Hotel Unit and are not part of the Property intended to be conveyed by Seller to Purchaser under this Agreement.

2. Purchaser desires to purchase the Property (as defined hereinafter) from Seller and Seller desires to sell the Property to Purchaser, for the Purchase Price (as defined hereinafter) and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  The following terms shall have the indicated meanings:

“ADA” shall mean the Americans With Disabilities Act of 1990, Public Law 101-336, U.S.C. §§ 12101 et seq.

“Additional Mutiny Assurances” shall have the meaning ascribed thereto in Section 5.1(d)(4).

“Additional Work” shall have the meaning ascribed thereto in Section 6.8.

“Advance Bookings” shall mean bookings, reservations and other agreements made or entered into in the ordinary course of business prior to Closing and assumed by Purchaser for hotel rooms, meeting rooms or banquet facilities to be utilized after Closing, or for catering services or other hotel services to be provided after Closing at or by the Hotel.

“Affiliate” of a Person shall mean any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person. For this purpose, any entity that acquires a controlling interest in Sonesta International Hotels Corporation, or into which substantially all of the assets of Sonesta International Hotels Corporation are merged, shall be considered an Affiliate of Purchaser.

“Allocation” shall have the meaning ascribed thereto in Section 2.2(b).

“Annual Cash Flow Participation Amount” shall have the meaning ascribed thereto in Section 6.1(a).

“Applicable Laws” shall mean (i) any applicable building, zoning, subdivision, environmental, health, safety, employment-related or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), and (ii) any restrictive covenants affecting the Property or the ownership, operation, use, maintenance or condition thereof.

“Assignment and Assumption of Occupancy, Operating and Leased Property Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit B whereby Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the Occupancy Agreements, Operating Agreements and Leased Property Agreements.

“Assignment and Assumption of Rental Management Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit C whereby Seller assigns and Purchaser assumes all of Seller’s right, title and interest in and to the RMAs, Rental Program and Rental Program reserves.

“Assignment of Developer Rights” shall mean an assignment instrument in form and substance reasonably acceptable to Purchaser and Seller, which shall be signed and delivered by Seller at Closing, assigning to Purchaser substantially all of Seller’s rights under the Condominium Documents, as the “Developer” and/or “Hotel Unit Owner” under the Condominium Documents.

“Authorizations” shall mean all written licenses, permits and approvals required or granted by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance or use of the Property or Hotel or any part thereof.

“Benefit Plans” shall have the meaning ascribed thereto in Section 3.11.

“Bill of Sale” shall mean a bill of sale in substantially the form attached hereto as Exhibit D whereby Seller conveys its right, title and interest in and to the Personal Property (other than Leased Property) to Purchaser, together with any Warranties and Guaranties related thereto.

“Capital Reserve” have the meaning ascribed thereto in Section 6.1(a).

“Cash Flow” shall have the meaning ascribed thereto in Section 6.1(a).

“Cash Flow Participation” shall have the meaning ascribed thereto in Section 6.1(a).

“Cash Flow Participation Advance” shall have the meaning ascribed thereto in Section 6.1(b).

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement.

“Closing Date” shall mean the date of the Closing, which shall be June 1, 2010 so long as all of the Conditions Precedent have been satisfied (or waived) by that date, including that Ocean Bank is ready, willing and able to simultaneously close the Loan Modification on such date.  Either party may extend the Closing Date to July 1, 2010 by delivering written notice of extension to the other party.    In the event the conditions as set forth in Section 2.4(d) herein have not been satisfied prior to July 1, 2010, Purchaser may, in its sole discretion, extend the date of Closing until August 1, 2010; provided, that Ocean Bank has delivered to Purchaser and Seller, respectively, on or prior to July 1, 2010, Ocean Bank’s agreement in writing to extend its commitment to close the Loan Modification through August 1, 2010.

“Closing Documents” shall mean the documents defined as such in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Unit” means unit CU-2 in Mutiny Park Condominium, which is not part of the Property being conveyed by Seller to Purchaser.

“Condominium” shall mean Mutiny Park Condominium, a condominium, according to the Declaration of Condominium (defined below) thereof.

“Condominium Association” shall mean the Mutiny Park Condominium Association, Inc.

“Condominium Documents” shall have the meaning ascribed thereto in Section 2.4(b)(17).

“Contribution Agreement” shall mean the contribution agreement between the Guarantors set forth in Section 6.10 of this Agreement pertaining to the Sonesta Limited Guaranty and the Additional Mutiny Assurances.

“Conveyance Documents” mean the documents defined as such in Section 7.1.

“Declaration of Condominium” shall mean the Declaration of Condominium of Mutiny Park Condominium, a Condominium, recorded in Official Records Book 19416, Page 2335, of the Public Records of Miami-Dade County, Florida, as amended from time to time.

“Declaration of Deed Restrictions” shall have the meaning ascribed thereto in Section 7.2(e).

“Deed” shall mean a warranty deed with covenants against grantor’s acts in substantially the form attached hereto as Exhibit E conveying title to the Real Property from Seller to Purchaser.

“Due Diligence Period” shall mean the period commencing on the Effective Date, and continuing through 5:00 p.m. of the thirtieth (30th) day after the Effective Date.

“Effective Date” (or other similar phrases such as “date of this Agreement” or “date hereof”) shall have the definition ascribed to such term in Section 10.17 hereof.

“Employment Agreement” shall mean any written employment agreement with a Hotel Employee or Hotel Employees, including any union or collective bargaining agreement covering Hotel Employees.

 “Existing Loan” shall mean the loan granted on October 30, 2008 by Ocean Bank to Seller in the original principal amount of $8,000,000.00, which is secured by, among other things, the Existing Mortgage against the Real Property, and has a current outstanding principal balance of approximately $7,700,000.

“Existing Mortgage” shall mean the Mortgage and Security Agreement against the Real Property filed in Official Records Book 21229, Page 4217, which was amended and restated by the Amended and Restated Mortgage and Security Agreement against the Real Property filed on October 31, 2008 in Official Records Book 26634, at Page 281 of the Public Records of Miami-Dade County, Florida granted by Seller to Ocean Bank as security for the Existing Loan.

 “Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.

“Grave Site Agreement” shall have the meaning ascribed thereto in Schedule 3.10.

“Guarantors” shall mean the Sonesta Guarantor and the Mutiny Park Guarantor.

“Hazardous Substance” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants,” “hazardous materials,” “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, 15 U.S.C.  § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq. and the regulations and publications issued under any such laws, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at the Property or other matters governed by any applicable federal, state or local law or statute.

 “Hotel” shall have the definition ascribed to such term in the Recitations.

“Hotel Employees” shall mean all employees of the Hotel employed at the Property.

“Hotel Improvements” shall have the meaning ascribed to such term in the Recitations.

“Hotel Manager” shall mean Purchaser (Sonesta Coconut Grove, Inc.).  Purchaser currently manages the Hotel pursuant to the Hotel Management Agreement between Purchaser and Seller.

“Hotel Management Agreement” shall have the meaning ascribed to such term in the Recitations.

“Hotel Unit” shall mean Unit CU-1 of Mutiny Park Condominium, a condominium, according to the Declaration of Condominium thereof, recorded in Official Records Book 20048, Page 4320, of the Public Records of Miami-Dade County, Florida.

“Improvements” shall have the meaning ascribed to such term in the Recitations.  It does not include any guest rooms.

“Indemnified Party” shall have the meaning set forth in Section 9.5(c).

“Indemnifying Party” shall have the meaning set forth in Section 9.5(c).

“Index” shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average, All Items, 1982-1984 = 100, published by the Bureau of Labor Statistics, United States department, bureau or agency of the United States Government, or if the Bureau shall adopt a successor Index, the Index published by such successor department, bureau or agency shall be adopted and used as a standard for computing cost of living adjustments hereunder.  In the event no Index level is published for the date of this Agreement or any other date on which an adjustment is required to be made thereof, the levels for computation shall be arrived at by interpolation from the published levels nearest to the dates on which the levels are to be determined.  The base year for Index-based adjustments shall be the calendar year 2010.

“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Seller pertaining to the Property, its operation, or any part thereof.

“Intangible Personal Property” shall mean, to the extent assignable, Seller’s right, title and interest in and to all intangible personal property owned or possessed by Seller and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Property, (3) any unpaid award for taking by condemnation or any damage to the Property by reason of a change of grade or location of or access to any street or highway, (4) Advance Bookings, (5) any deposits made by Seller with utility companies relating to the Improvements, (6) all of Seller’s interest in and to any trademarks and trade names used in connection with the Property, together with Seller’s interest in and to all websites, catalogues, booklets, manuals, files, logs, records, tenant files, brochures, and materials, advertisements and promotional materials and any other similar personal property relating to the Property, (7) all “air” rights or other development rights appurtenant to the Real Property, (8) signage rights, (9) good will, (10) Warranties and Guaranties, (11) utility contracts, (12) surveys, plans and specifications, (13) the accounting records and business records and books relating to the operation of the Hotel (but excluding any accounting and business records and books relating to Seller and not relating to the operation of the Hotel), (14) telephone numbers for the Hotel and post office boxes, if any, for the Hotel, (15) hotel guest and mailing lists, guest histories and other records or marketing information, and reservation lists, (16) ledgers, bank statements and budgets, (17) accounts receivable, (18) reserves for replacements, (19) working capital other than cash in bank accounts, (20) Seller’s cash on hand at the Hotel (including, without limitation, all of Seller’s interest in the cash in the registration, retail, restaurant and other areas of the Hotel, in each case only to the extent owned by Seller) (21) all rights of Seller under the REA, and (22) keys and lock and safe combinations; provided, however, that Intangible Property shall not include any amounts on deposit with a financial institution (a) in Seller’s name or (b) in Hotel Manager’s name on behalf of, or as agent for, Seller.

“Inventory” shall mean all inventories owned by Seller of food and beverage in opened or unopened cases and all in-use or reserve stock of paper goods, soaps, cleaning supplies and the like intended to be used with respect to the Property.

“Land” shall mean, collectively, the Hotel Unit, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Seller therein, in and to adjacent strips and gores, if any, between the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Leased Property” shall mean all leased items of Tangible Personal Property, including items subject to any capital lease, operating lease, financing lease, or any similar agreement.

“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property, executed by or on behalf of Seller.

“Liquor License” shall mean the liquor license for the Hotel, which is currently held by Purchaser in its role as Hotel Manager.

“Loan Modification” shall have the meaning ascribed thereto in Section 5.1(e).

“Loan Modification and Assumption Documents” shall have the meaning ascribed thereto in Section 5.1(e).

“Monetary Title Encumbrances” shall mean any title encumbrances affecting the Property which are comprised of delinquent taxes, mortgages, security agreements, judgments, or construction, mechanics, materialmen’s or other monetary liens or charges.

“Mutiny Park Guarantor” shall mean Ricardo Dunin, personally.

“Net Refinancing Proceeds” has the meaning ascribed to such term in Section 6.1(d)

“Net Sale Proceeds” has the meaning ascribed to such term in Section 6.1(d).

“Occupancy Agreements” shall mean all leases, licenses, concession or other occupancy agreements in effect with respect to the Real Property under which any Persons (other than Hotel room guests) occupy space upon the Real Property. The RMAs shall not be deemed Occupancy Agreements for purposes of this Agreement.

“Ocean Bank Commitment” shall have the meaning ascribed thereto in Section 5.1(d).

“Ocean Bank P&I Reserve” shall have the meaning ascribed thereto in Section 5.1(d)(6).

“Operating Agreements” shall mean all service, supply, maintenance, construction, brokerage, capital improvement and other contracts in effect with respect to the Property (other than the Occupancy Agreements, Leased Property Agreements, Hotel Management Agreement and RMAs), related to construction, operation, or maintenance of the Property, executed by or on behalf of Seller.

“Operating Equipment” shall mean china, glassware, silverware, linens, blankets, towels, uniforms, kitchen utensils and similar items owned by Seller, used in connection with the public spaces or guest rooms in the Hotel.

“Owner’s Title Policy” shall mean an owner’s policy of title insurance issued to Purchaser by the Title Agent and underwritten by the Title Company, pursuant to which the Title Company insures Purchaser’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions.  The Owner’s Title Policy shall insure Purchaser in the amount of the Purchase Price and shall be in the form customarily used for like transactions in the State of Florida.

“P&I Reserve Payment” shall have the meaning ascribed thereto in Section 5.1(d)(6).

 “Parking Improvements” shall have the meaning ascribed to such term in the Recitations.

“Parking Parcel” shall have the meaning ascribed to such term in the Recitations.

“Participating Unit” shall have the meaning ascribed to such term in the Recitations.

“Participation Cap” shall have the meaning ascribed to such term in Section 6.1(e).

“Participation Period” shall have the meaning ascribed thereto in Section 6.1(a).

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property listed on Schedule 1 attached hereto and any other exceptions to title to the Real Property that are satisfactory or deemed satisfactory to Purchaser as determined pursuant to Section 2.4 hereof.  The Existing Mortgage, as modified in the manner contemplated by Purchaser prior to assumption by Purchaser, shall be the only lien, security interest or hypothecation encumbering title to the Property that shall be a Permitted Title Exception.  All other mortgages, liens, security interests and hypothecations encumbering the Property shall be released at or prior to Closing.

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

 “Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

“Principal Reduction Payment” shall have the meaning ascribed to such term in Section 5.1(d)(5).

“Property” shall mean the Real Property and Personal Property.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser Parties” shall have the meaning ascribed to such term in Section 9.5(a).

“Purchaser Objections” shall mean the objections defined as such in Section 2.4(c).

“REA” shall have the meaning ascribed to such term in the Recitations.

“Real Property” shall mean the Land and the Improvements.

“Remaining Work” shall have the meaning ascribed thereto in Section 6.8.

“Rental Program” has the meaning ascribed to such term in the Recitations.

“Representatives” shall have the meaning ascribed to such term in Section 8.4.

“RMA” has the meaning ascribed to such term in the Recitations.

“Seller’s Affidavit” shall mean an affidavit of Seller substantially the form attached hereto as Exhibit F, which shall include the FIRPTA language required under Section 1445(b)(2) of the Code.

“Seller’s Response” shall have the meaning ascribed thereto in Section 2.4(c).

 “Seller’s Update Certificate” shall have the meaning ascribed thereto in Section 7.2(g).

“Settlement Agreements” shall have the meaning ascribed thereto in Section 6.8(a).

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Sonesta Guarantor” shall mean Sonesta International Hotels Corporation.

“Sonesta Limited Guaranty” shall have the meaning ascribed thereto in Section 5.1(d)(4).

“Stucco Settlement” shall have the meaning ascribed thereto in Section 6.8.

“Submission Matters” shall have the definition ascribed to such term in Section 2.4(b).

 “Tangible Personal Property” shall mean the items of tangible personal property located on the Land or within the Improvements consisting of all appliances, furniture, fixtures, equipment, machinery (including, without limitation, kitchen, food and beverage service, cleaning service, laundry and dry cleaning, office, telephone, telex and other telecommunication, cable and satellite television and computer equipment and machines), devices, tools, carpeting, draperies, curtains and other floor, window and wall coverings, lighting fixtures, decorations, artwork, Operating Equipment, Inventory and other tangible personal property of every kind and nature owned or leased by Seller, including, without limitation, Seller’s interest as lessee with respect to any such leased Tangible Personal Property.  Tangible Personal Property shall not include any property owned by guests of the Hotel; provided, however, Tangible Personal Property shall not include any property owned by Unit Owners.

“Title Agent” shall mean Chicago Title Insurance Company.

“Title Commitment” shall mean the title commitment and exception documents defined as such in Section 2.4(c) hereof.

“Title Company” shall mean Chicago Title Insurance Company.

“Turner Indemnity Agreement” shall have the meaning ascribed thereto in Section 2.4(d).

“Turner Settlement Agreement” shall have the meaning ascribed thereto in Section 6.8.

“Turnover Settlement Agreement” shall have the meaning ascribed thereto in Section 6.8.

“Units” shall mean all of the condominium units that are part of the Condominium, including, but not limited to, the Participating Units, Hotel Unit and Commercial Unit.

“Unit Owner” shall mean the owner of a Unit.

“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.

ARTICLE II

PURCHASE AND SALE; PAYMENT OF

PURCHASE PRICE; DUE DILIGENCE PERIOD

2.1 Purchase and Sale.  Seller agrees to sell and Purchaser agrees to purchase the Property for the Purchase Price described in Section 2.2(a), in accordance with and subject to the terms and conditions set forth in this Agreement.  Except for the Additional Work and Remaining Work (as defined in Section 6.8), the Property is being sold in “AS-IS” condition.

2.2 Purchase Price.  The Purchase Price and terms of payment of the Purchase Price shall be as follows:

(a) The purchase price (“Purchase Price”) for the Property shall be the sum of: (a) the Principal Reduction Payment, plus (b) the amount of the outstanding principal balance of the Existing Loan and accrued interest assumed by Purchaser on the Closing Date (after applying the Principal Reduction Payment to reduce the principal balance).

(b) Seller and Purchaser shall cooperate with each other in good faith to arrive at a mutually acceptable allocation of the Purchase Price among the Real Property, the Personal Property and good will and other intangibles (the “Allocation”).  Seller and Purchaser agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto, and (iii) refrain from, and cause their Affiliates to refrain from, taking a position inconsistent with the Allocation for all tax purposes.  The provisions of this Section 2.2(b) shall survive the Closing.

(c) Seller shall pay Purchaser at Closing all sums owed by Seller to Purchaser as of such date under the Hotel Management Agreement, after offsetting all sums owed by Purchaser to Seller as of such date under the Hotel Management Agreement.

2.3 No Deposit.  Purchaser is currently managing the Property pursuant to the Hotel Management Agreement.  Purchaser shall not be required to make a good faith deposit in connection with this Agreement.

2.4 Due Diligence Period.

(a) Purchaser and its agents, contractors, auditors, engineers, attorneys, employees, consultants, other representatives and potential lessees, partners, and lenders shall have the right, until 5:00 p.m. EST on the last day of the Due Diligence Period, and thereafter if Purchaser does not notify Seller in writing prior to the expiration of the Due Diligence Period that Purchaser has elected to terminate this Agreement, to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and any other tests, studies and investigations as Purchaser may deem appropriate.  During the Due Diligence Period, Seller shall cooperate in a reasonable manner in connection with Purchaser’s inspections and examinations and shall promptly deliver to Purchaser the information and documentation requested by Purchaser.  Purchaser shall have the right to terminate this Agreement, by delivering written notice of termination to Seller during the Due Diligence Period, if Purchaser discovers something that is, in Purchaser’s reasonable opinion, material and adverse to Purchaser’s intended acquisition, use, operation and/or ownership of the Property and which Purchaser was not previously aware of in Purchaser’s role as Hotel Manager.  If Purchaser does not deliver notice of termination to Seller during the Due Diligence Period, then the parties shall proceed with this transaction in accordance with and subject to the terms of this Agreement.  If Purchaser delivers written notice of termination to Seller during the Due Diligence Period, this Agreement shall automatically terminate and Purchaser and Seller shall be released from all further liabilities or obligations under this Agreement except those which expressly survive a termination of this Agreement, and the Hotel Management Agreement shall remain in full force and effect as if this Agreement had never been executed.

(b) No later than five (5) business days following the Effective Date, Seller shall deliver to Purchaser copies of the following documents, excluding any such documents signed by Purchaser on behalf of Seller or being administered by Purchaser in its role as Hotel Manager (the “Submission Matters”):

(1) Occupancy Agreements.

(2) Authorizations including, without limitation, certificates of occupancy, permits, authorizations and approvals issued by Governmental Authorities having jurisdiction over the Property and copies of certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to the Property.

(3) Operating Agreements.

(4) Warranties and Guaranties.

(5) Environmental, parking, structural, mechanical and other engineering reports prepared by or for Seller related to the Property.

(6) Leased Property Agreements.

(7) Agreements between Seller and an owner of a Unit in the Condominium, excluding the RMAs that Purchaser already has copies of.

(8) Pending meeting notices and a complete set of the Condominium Documents, the operating and capital expenditure budget (including reserves analysis) for the Condominium Association for the current calendar year and previous calendar year, and other pertinent documentation pertaining to the Condominium Association and Seller’s relationship with the Condominium Association or Unit Owners, including any past or present disputes with the Condominium Association involving the Hotel Unit, Improvements, Parking Parcel, CU-2, REA, Personal Property, Rental Program or other portion of the Property or related matter, and the operating and capital expenditure budget (including reserves analysis) for the “Shared Components” (as that term is defined in the Declaration of Condominium) for the current calendar year and other pertinent documentation pertaining to the Shared Components and assessments levied by Seller against the Unit Owners for their share of the costs of associated with the Shared Components.

(9) Seller’s Insurance Policies and quarterly reports listing claims under Seller’s Insurance Policies.

(10) Agreements and other documents pertaining to any tax proceedings or challenges applicable to the Property.

(11) Employment Agreements.

(12) Zoning rulings, resolutions and notices pertaining to the Property or use of the Property.

(13) Notices of default, breach or violation, and copies of all claims, complaints, settlement agreements, judgments, injunctions, orders and decrees pertaining to Seller, the Property, or use of the Property (including, without limitation, current and prior disputes with Unit Owners, the Condominium Association, the Mutiny on the Bay Condominium Association, Ocean Bank, contractors and other Persons).

(14) Copy of the prior title insurance policies for the Real Property and Existing Loan.

(15) Other documentation and information pertinent to Purchaser’s acquisition, ownership, use or operation of the Property not previously delivered to or obtained by Purchaser in its role as Hotel Manager.

(16) The REA (including all amendments and pending amendments thereto).

(17) The Declaration of Condominium, articles, bylaws, rules and regulations of the Condominium Association and other documents affecting the ownership, use or operation of the Condominium, Units, common elements and/or limited common elements of the Condominium (including all amendments and pending amendments to such documents (the “Condominium Documents”).

(c) During or prior to the Due Diligence Period, Purchaser shall at Purchaser's expense obtain a title insurance commitment (the “Title Commitment”), together with legible copies of instruments listed as exceptions attached thereto, agreeing to issue Purchaser, upon recording of the Deed to Purchaser, the Owner's Title Policy insuring Purchaser's title to the Real Property, subject only to Permitted Title Exceptions and those to be discharged by Seller at or before Closing. Seller shall convey marketable title subject only to the Permitted Title Exceptions. Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law.  Notice(s) of Commencement and liens, or rights to a lien, for services, labor or materials heretofore or hereafter furnished, whether shown or not shown by the public records, shall not be deemed to be Permitted Title Exceptions. Purchaser shall have 15 days from the date of receiving the Title Commitment to examine it. If title is found defective, Purchaser shall, within 5 days thereafter, notify Seller in writing specifying the defect(s) (“Purchaser Objections”). If the defect(s) render title unmarketable, Seller shall have 30 days from receipt of notice to remove the detects, failing which Purchaser shall, within 5 days after expiration of the 30 day period, deliver written notice to Seller either: (1) extending the time for a reasonable period not to exceed 120 days within which Seller shall use diligent effort to remove the defects; or (2) terminating this Agreement, in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement. If Purchaser fails to so notify Seller, Purchaser shall be deemed to have accepted the title as it then is. Seller shall, if title is found unmarketable, use diligent effort to correct defect(s) within the time provided therefor. If Seller is unable to timely correct the defects, Purchaser shall either waive the defects or terminate this Agreement, in which case the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.  Seller shall not, after the date of this Agreement voluntarily subject the Real Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or changes to the REA or Condominium Documents without Purchaser’s prior written consent.  All title matters revealed by the Title Commitment which are not objected to by Purchaser as provided above, or which are waived or deemed waived by Purchaser as provided above, shall be Permitted Title Exceptions.

(d) There are four (4) Notices of Commencement currently encumbering the Real Property, which are recorded in ORB 27000/3084, ORB 27064/3772, ORB 27077/935 and ORB 27171/2765.  Seller represents to Purchaser that all of the work covered by the Notices of Commencement referenced in the immediately preceding sentence has been completed and paid in full although such Notices of Commencement have not been terminated.   There is currently work (the Remaining Work and Additional Work) being performed to the Real Property pursuant to  the Turner Settlement Agreement, at Turner’s cost, which work is intended to continue after the Closing.  Seller shall, during the Due Diligence Period, use its best efforts to deliver the documents required by Title Agent in order for Title Agent to delete the standard exception for construction liens on Schedule B-Part II of the Title Commitment and Owner’s Title Policy and any exception for liens relating back to any Notice of Commencement, including, without limitation, construction lien affidavits, releases of liens, final waivers of lien and indemnity agreements.  Seller shall use its best commercial efforts during the Due Diligence Period and through the Closing Date, to obtain indemnity agreements from Turner (as defined below) or its parent in favor of Purchaser and Title Agent, respectively, acceptable to Purchaser and Title Agent, each in its sole discretion,  (individually, a “Turner Indemnity Agreement” and collectively, the “Turner Indemnity Agreements”) with respect to on-going work under the Turner Settlement Agreement.  If Title Agent is not willing to delete the standard exception for construction liens on Schedule B-Part II of the Title Commitment and Owner's Title Policy (due to ongoing work under the Turner Settlement Agreement or otherwise) and/or any exception for liens relating back to any Notice of Commencement or Turner shall not deliver the Turner Indemnity Agreements, Purchaser may, at its election, (a) waive its objections and proceed to Closing, or (b) terminate this Agreement, in which case the parties hereto shall be released from all obligations and hereunder and shall have no liability to the other party in connection with this Agreement and/or the negotiation of the transactions contemplated herein except those which expressly survive a termination of this Agreement, and the Hotel Management Agreement shall remain in full force and effect as if this Agreement had never been executed.  In the event of a termination of this Agreement, each party hereto agrees that it shall bear and pay its respective fees, costs and expenses such party has incurred in connection with this Agreement and the transactions contemplated herein.

2.5 Pre-closing and Post-closing Liabilities.

(a) Purchaser shall not, and shall not be deemed to, assume, any liabilities of Seller, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, arising out of acts or omissions of Seller occurring prior to Closing, except those, if any, which were assumed by Purchaser (as the Hotel Manager) prior to Closing, under the terms of the Hotel Management Agreement.  The Hotel Management Agreement shall automatically terminate and be of no further force or effect upon Closing of the transaction contemplated by this Agreement; however, neither Purchaser nor Seller shall be released from any liabilities or obligations arising under the Hotel Management Agreement prior to Closing and notwithstanding anything contained in the Hotel Management Agreement to the contrary, said liabilities shall survive the Closing for a period of two years.

(b) Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in this Agreement, or in the Hotel Management Agreement, Seller shall not, and shall not be deemed to, assume, any liabilities of Purchaser, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, arising out of acts or omissions of Purchaser occurring from and after the Closing.

(c) The provisions of this Section 2.5 shall survive the Closing.

ARTICLE III

SELLER’S REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into this Agreement and to purchase the Property and pay the Purchase Price, Seller hereby makes the following representations and warranties to Purchaser:

3.1 Organization and Power.  Seller is a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to enter into and perform its obligations under this Agreement and under any document or instrument required by this Agreement to be executed and delivered on behalf of Seller.

3.2 Authorization and Execution.  This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms.  The person executing this Agreement on behalf of Seller has the authority to do so.

3.3 Non-contravention.  Subject only to any approval required by the holder of a particular Operating Agreement, Occupancy Agreement or Leased Property Agreement, and to the payment in full at the Closing of any Monetary Title Encumbrances, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement does not and will not contravene, or constitute a default under, any provision of applicable law or regulation, Seller’s organizational documents or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.

3.4 No Special Taxes.  Seller has not received any written notice and has no knowledge of any proposed special taxes or assessments relating to the Property or any part thereof or any planned public improvements that will result in a special tax or assessment against the Property.

3.5 Compliance with Existing Laws.  Except as set forth on Schedule 3.5 annexed hereto, (i) Seller is not in material violation of any provision of Applicable Laws, including, but not limited to, federal or state securities laws, building, zoning, use, occupancy, fire safety or health laws, the ADA, or environmental laws, with respect to the ownership, operation, use, maintenance or condition of the Property or operation of the Hotel (including the Rental Program), which violation has not been remedied, (ii) Seller has not received from any Governmental Authority written notice revoking, canceling, denying renewal of, or threatening any such action with respect to, any Authorization, (iii) Seller is not in violation of any provision of the REA or Condominium Documents, and (iv) no commitments have been made to any governmental authority, utility company, school board, church or other religious body or any merchants association or other organization, group or individual which would impose an obligation upon the Purchaser or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Real Property, and, to Seller’s knowledge, no governmental authority has imposed any requirement that any owner of the Real Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the Real Property.

3.6 Hazardous Materials.  To Seller's knowledge, there has not been nor is there now:  (i) any Hazardous Substance present on the Real Property, (ii) any current or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Real Property, or (iii) any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance.

3.7 Management Agreements/Operating Agreements/Leased Property Agreements.  There are no management, service, supply, or maintenance contracts in effect with respect to the Property or Hotel executed by Seller (or an agent of Seller) other than (i) the Hotel Management Agreement, (ii) the Operating Agreements, Leased Property Agreements and other agreements originated, executed or being administered by the Hotel Manager, and (iii) the Operating Agreements and Leased Property Agreements delivered to Purchaser as Submission Matters.  The copies of the Operating Agreements and the Leased Property Agreements delivered to Purchaser as Submission Matters are true, correct and complete in all material respects.  To Seller’s knowledge, all parties to material Operating Agreements and Leased Property Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect.  To Seller’s knowledge, Seller has received no notice by any of the parties to any of the Operating Agreements or Leased Property Agreements that Seller is in default thereunder or that such party intends to cancel or institute litigation with respect to same, nor has Seller canceled any of same. To Seller’s knowledge, as of the date of this Agreement and as of the Closing Date, Purchaser has performed all of its obligations under the Hotel Management Agreement and is not in default or breach thereunder and there are no liabilities of Purchaser (to Seller or to third parties) arising out of the Hotel Management Agreement prior to Closing that have not been (or will not be) resolved, satisfied or fulfilled at or prior to Closing.

3.8   Insurance.  All of Seller’s Insurance Policies are valid and in full force and effect and Seller has not received any written notice that it has failed to comply with any requirements of the policies.  The copies of Seller’s Insurance Policies which have been provided to Purchaser as Submission Matters pursuant to Section 2.4(b) are true, correct and complete in all respects.

3.9 Condemnation Proceedings.  Seller has received no written notice of any condemnation or eminent domain proceeding against the Property or any part thereof and Seller has no knowledge that any such proceeding is threatened.

3.10 Complaints, Actions, Proceedings or Claims.  There are no defaults, breaches or violations that Seller has knowledge of pertaining to the Seller, Property or Hotel operation, other than those listed on Schedule 3.10 annexed hereto.  To Seller’s knowledge, Seller has not received any written complaints or threats of legal action from any Unit Owner, customer or other Person pertaining to the Seller, Property or Hotel Operation, other than those listed on Schedule 3.10 annexed hereto.  There are no claims, pleadings, settlement agreements, judgments, injunctions, orders or decrees pertaining to the Seller, Property or Hotel operation (including, without limitation, current and prior disputes with Unit Owners, the Condominium Association, the Mutiny on the Bay Condominium Association, Ocean Bank, contractors and other Persons), other than those listed on Schedule 3.10 annexed hereto. There is no action, suit, proceeding or other litigation in any court, before any arbitrator, or before or by any Governmental Authority which is not covered by insurance relating to the Property or the Hotel, except as set forth in Schedule 3.10 annexed hereto. Except as set forth in Schedule 3.10, there is no action, suit or proceeding or other litigation pending or, to Seller’s knowledge, threatened against Seller or the Property, in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Seller is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, or (b) would materially and adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (c) could materially and adversely affect Purchaser’s ownership, use or operation of the Property or any part thereof.

3.11 Labor and Employment.  All Hotel Employees are employees of the Hotel Manager.  Seller is not a party to any collective bargaining agreement, union agreement or other contract or agreement with any labor organization that affects the Property or persons employed at the Property. Other than Employment Agreements originated or being administered by Hotel Manager, Seller is not aware of or a party to any employment or labor agreement with respect to the Hotel or other portion of the Property.  Neither Seller nor any corporation or other trade or business under common control with Seller (as determined under Section 414(b), (c), (m) or (o) of the Code) has ever sponsored, maintained or contributed to or had any liability or obligation with respect to any employee benefit plan, agreement, policy or arrangement, including without limitation, any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“Benefit Plans”).

3.12 Occupancy Agreements.  To Seller’s knowledge, there are no leases, licenses, concessions or other occupancy agreements in effect with respect to the Property other than (i) Occupancy Agreements originated or being administered by Hotel Manager and (ii) Occupancy Agreements delivered to Purchaser as Submission Matters.  The copies of the Occupancy Agreements delivered to Purchaser as Submission Matters are true, correct and complete in all respects.  Except as provided in the Occupancy Agreements, no tenant, licensee, concessionaire or other occupant is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the transaction contemplated hereby.  Seller has not received any written notice of cancellation of any Occupancy Agreement, nor has Seller canceled any of same.  Seller has not received any advance rent or advance compensation under any of said Occupancy Agreements in excess of one month. To Seller’s knowledge, no party is in default under any Occupancy Agreement.  Seller has performed in all material respects all obligations required of it under all of the Occupancy Agreements.  No tenant, licensee, concessionaire or other occupant has given written notice to Seller that Seller is in default under any Occupancy Agreement or of its intention to cancel or institute litigation with respect to any Occupancy Agreement.   Seller has not given any written notice to any tenant, licensee, concessionaire or other occupant under any Occupancy Agreement that such tenant, licensee, concessionaire or other occupant is in default of any obligation under such Occupancy Agreement which default has not been cured.  There is no money or other security deposit with Seller by any tenant, licensee, concessionaire or other occupant under any Occupancy Agreement to secure performance of tenants’ obligations thereunder, other than security deposits that Purchaser is aware of and which are being administered by Purchaser in its capacity as Hotel Manager.

3.13 Agreements with Unit Owners; RMAs.  There are no rental agreements, maintenance agreements, optional services agreements or other agreements in effect between Seller and one or more owners of Units in the Condominium, other than the RMAs.  Seller has the right to assign all of the RMAs to Purchaser without the prior consent of the Participating Unit Owners who are the counterparties thereto. Seller has delivered copies to Hotel Manager of all correspondence received by Seller from Unit Owners pertaining to the Hotel or Rental Program, including written notices by any of the parties to any of the RMAs alleging that Seller is in default thereunder or seeking to cancel or not renew the RMA or initiate litigation thereunder.

3.14 Seller Is Not a “Foreign Person”.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Code).

3.15 Personal Property.  Seller has good title to all of the Personal Property, free and clear of all liens, security interests, hypothecations, charges and other adverse interests (subject to the Existing Mortgage encumbering the Property and, in the case of any Leased Property, to the applicable Leased Property Agreement).

3.16 Options.  Seller has not granted any option, right of first refusal or similar right in favor of any Person, other than Purchaser, to purchase or otherwise acquire the Property or any portion thereof or interest therein.

3.17 Disclosure.  There are no facts or circumstances known to Seller materially affecting the value of the Property or the ability of Purchaser to operate the Property for Hotel and related purposes which are not readily observable by Purchaser or which have not been disclosed to Purchaser.

3.18 Patriot Act.  Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specifically Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

3.19 Brokerage.  To Seller’s knowledge, there are no brokerage commissions or other compensation or fees currently due for the leasing of any space in the Property (in contradistinction to commissions which may be due upon the exercise of renewals of one or more Occupancy Agreements).

3.20 Solvency.  After consummating the transactions contemplated by this Agreement and the documents delivered pursuant to this Agreement, Seller will be Solvent.

3.21 Existing Loan.  Except as described in Schedule 3.21, Seller is not in default of any of the terms and provisions of the Existing Loan documents and no circumstances exist which, with the giving of notice and/or passage of time, would result in Seller being in default under the terms and provisions of the Existing Loan documents.

If Purchaser learns, prior to Closing, that any of Seller’s representations, warranties or disclosures are materially incomplete or otherwise incorrect, Purchaser shall immediately notify Seller in writing.  Each of the representations and warranties contained in this Article III and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser.  Each of the representations and warranties of Seller contained in this Article III shall survive the Closing by two years.  All rights and remedies arising in connection with the untruth or inaccuracy of any such representation or warranty shall survive the Closing of the transaction contemplated hereby for a period of two years.

The term “to Seller’s knowledge” or similar phrase as used in this Article III, shall mean the then actual current knowledge of Ricardo Dunin and/or John Petersen.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

To induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby makes the following representations and warranties:

4.1 Organization and Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to enter into and perform its obligations under this Agreement and under any document or instrument required by this Agreement to be executed and delivered on behalf of Purchaser.

4.2 Authorization and Execution.  This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms.  The person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3 Non-contravention.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s organizational documents, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4 Litigation.  There is no action, suit or proceeding, pending or known to be threatened, against Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, or (b)  would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5 Patriot Act.  Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specifically Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

4.6 Hotel Management Agreement.  To Purchaser’s knowledge, as of the date of this Agreement and as of the Closing Date, Seller has performed all of its obligations under the Hotel Management Agreement and is not in default or breach thereunder and there are no liabilities of Seller (to Purchaser or to third parties) arising out of the Hotel Management Agreement prior to Closing that have not been (or will not be) resolved, satisfied or fulfilled at or prior to Closing.

4.7 Brokerage.  To Purchaser’s knowledge, there are no brokerage commissions or other compensation or fees currently due for the leasing of any space in the Property (in contradistinction to commissions which may be due upon the exercise of renewals of one or more Occupancy Agreements).

If Seller learns, prior to Closing, that any of Purchaser’s representations, warranties or disclosures are materially incomplete or otherwise incorrect, Seller shall immediately notify Purchaser in writing.  Each of the representations and warranties contained in this Article IV and its various subparagraphs are intended for the benefit of Seller and may be waived in whole or in part, by Seller.  Each of the representations and warranties of Purchaser contained in this Article IV shall survive the Closing by two years.  All rights and remedies arising in connection with the untruth or inaccuracy of any such representation or warranty shall survive the Closing of the transaction contemplated hereby for a period of two years.

ARTICLE V

CONDITIONS PRECEDENT

5.1 As to Purchaser’s Obligations.  The obligation of Purchaser to close the transaction contemplated by this Agreement shall be subject to the performance and observance by Seller of all of the covenants and agreements of this Agreement to be performed or observed by Seller on or before the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this Agreement, any or all of which may be waived by Purchaser in its sole discretion.  The following are conditions precedent to Purchaser’s obligation to close:

(a) Representations and Warranties.  All of Seller’s representations and warranties made in this Agreement shall be true and correct as of the date of this Agreement and the Closing Date as if then made.

(b) Intentionally omitted.

(c) Board Approval.  The Board of Directors of Sonesta International Hotels Corporation shall have approved the transactions contemplated by this Agreement.

(d) Loan Modification and Assumption Commitment.  Ocean Bank shall have delivered to Purchaser a written commitment or similar document in which Ocean Bank agrees to modify the Existing Loan and allow Purchaser to assume the Existing Loan (as modified) upon terms and conditions acceptable to Purchaser (the “Ocean Bank Commitment”).  In order to be acceptable to Purchaser, the Ocean Bank Commitment must state that Ocean Bank shall:

(1) Extend the remaining term of the Existing Loan to five (5) years from the Closing Date or longer;

(2) Amend the promissory note to provide that the interest rate will never exceed 6.25%, unless there is a default;

(3) Amend the amortization period for calculating the monthly principal and interest payments due under the Existing Loan during the remaining term from 20 years to 25 years;

(4) Not require Purchaser or its Affiliates to provide any guaranties or assurances, except for a limited guaranty guarantying payment of the first $4,000,000 or less of the Existing Loan (the “Sonesta Limited Guaranty”), and require that Seller and/or its Affiliates (as opposed to Purchaser and/or its Affiliates) provide the additional assurances or guaranties (if any) that Ocean Bank requires in connection with the modification/assumption (Seller hereby agrees to provide or cause its Affiliates to provide such additional assurances and/or guaranties required by Ocean Bank (“Additional Mutiny Assurances”));

(5) Require the outstanding principal balance of the Existing Loan to be reduced to $6,500,000 at the time of closing of the loan modification and assumption (the “Principal Reduction Payment”);

(6) Require Purchaser to make a lump sum payment to Ocean Bank at Closing in the amount of 6 months worth of debt service payments (the “P&I Reserve Payment”), to be placed by Ocean Bank in an interest bearing account with interest credited to Purchaser, and held as a reserve against future debt service payments (the “Ocean Bank P&I Reserve”);

(7) Not impose any other conditions, or require any other modifications, covenants or agreements in connection with the modification/assumption (including loan to value maximum ratios, debt service coverage minimum ratios, net worth covenants, etc.), except for conditions, modifications, covenants or agreements, if any, that may be expressly agreed to in writing by Purchaser and Seller.

(e) Loan Modification and Assumption Closing.  Ocean Bank shall be ready, willing and able to close the loan modification and assumption of the Existing Loan (“Loan Modification”) on the Closing Date in conformance with the terms and conditions of the Ocean Bank Commitment, and shall have delivered loan modification and assumption documents (“Loan Modification and Assumption Documents”) for execution by the parties at Closing that are acceptable in form and substance to Ocean Bank, Purchaser and Seller.

(f) No Injunction/Restraint.  No order or injunction of any court or administrative agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction, shall be in effect which restrains or prohibits the transfer of the Property or the consummation of any other transaction contemplated hereby.

(g) Closing Deliveries.  Purchaser shall have received all of the instruments required to be delivered by Seller under Section 7.2.

(h) Title.  Title to the Real Property shall be in the condition at the time of Closing required by Section 2.4(c) and the other provisions of this Agreement.

(i) Estoppels.  Seller shall have provided Purchaser with a fully executed estoppel certificate from the Condominium Association certifying that Seller is not in default of any of its obligations to the Condominium Association pertaining to the Hotel Unit including, without limitation, assessment obligations and obligations under the Settlement Agreements, that neither Seller nor the Hotel Unit is in violation of any of the terms, conditions or restrictions of the Declaration of Condominium or other Condominium Documents, and that no disputes exist between Seller and the Condominium Association pertaining to the Hotel Unit, Hotel operations, Rental Program or Property other than the claim by the Condominium Association regarding stucco work, which is addressed in Section 6.8 below.  Seller shall have also provided Purchaser with a fully executed estoppel certificate from Mutiny on the Bay Condominium Association, Inc. certifying that (x) Seller is not in default of any of its obligations to Mutiny on the Bay Condominium Association, Inc. under the Settlement Agreements, and (y) no disputes exist between Seller and Mutiny on the Bay Condominium Association, Inc.

(j) Condominium Association Approval; No Material Claims.  If required by the Condominium Documents, the Condominium Association shall have approved the sale of the Property to Purchaser, and Purchaser shall have received written confirmation of such approval.   No claim shall be pending or threatened against Seller, the Hotel or the Property by the Condominium Association or any Unit Owner(s) that can reasonably be expected to have a material adverse effect on the Hotel, Property or Purchaser, other than the claim by the Condominium Association regarding stucco work, which is addressed in Section 6.8 below.

(k) Marketable Title.  (i) Seller shall be able to convey marketable and insurable title to Purchaser at Closing, and (ii) Title Agent shall have delivered a marked-up title commitment to Purchaser unconditionally obligating Title Agent to issue to Purchaser, upon recording of the Deed, the Owner’s Title Policy without the standard exception for any lien, or right to a lien, for services, labor or materials furnished prior to Closing, and without any Schedule B-2 exception(s) for Notice(s) of Commencement or any lien, or right to a lien, for services, labor or materials that may be filed under such Notice(s) of Commencement, and otherwise reflecting that title to the Real Property is in the condition required by Section 2.4(c) and the other provisions of this Agreement.

(l) Turner Indemnity Agreement. Purchaser shall have received the fully executed Turner Indemnity Agreement (failing which, Purchaser shall have the options specified in Section 2.4(d)).

Each of the conditions contained in this Section 5.1 is intended for the benefit of Purchaser and may be waived in whole or in part, in writing, by Purchaser or automatically if Purchaser proceeds to Closing.

5.2 As to Seller’s Obligations.  The obligation of Seller to close the transactions contemplated by this Agreement shall be subject to the performance and observance by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller as specifically set forth in this Agreement, any or all of which may be waived in whole or in part, in writing, by Seller or automatically if Seller proceeds to Closing.

ARTICLE VI

COVENANTS OF SELLER AND PURCHASER

6.1 Cash Flow Participation.

(a) Participation Amount.  Purchaser and Seller have agreed that after Closing Seller shall participate in the Cash Flow (hereinafter defined) of the Hotel for a period of time in the manner set forth in this Section (the “Cash Flow Participation”).  Specifically, Purchaser shall pay Seller the Applicable Percentage (hereinafter defined) of the Hotel’s annual Cash Flow (the “Annual Cash Flow Participation Amount”) during the time period (the “Participation Period”) commencing on January 1, 2010 and ending on the earlier of (i) December 31, 2020, or (ii) the date Purchaser sells the Property.  For purposes of calculating the Annual Cash Flow Participation Amount, the term “Applicable Percentage” shall mean, with respect to calendar years 1 through 6 of the Participation Period (calendar years 2010 through 2015) - 50% of the Hotel’s annual Cash Flow; starting with calendar year 7 (calendar year 2016) of the Participation Period and continuing through calendar year 10 (calendar year 2019) of the Participation Period, the 50% will be reduced by 5% each year; and for calendar year 11 of the Participation Period (calendar year 2020), the Applicable Percentage shall be reduced by 3% from what it was at the end of year 10.  As examples, in year 7 of the Participation Period (assuming there is a year 7), the Applicable Percentage will be 45%; in year 10 of the Participation Period (assuming there is a year 10), the Applicable Percentage will be 30%; and in year 11 (assuming there is a year 11), the Applicable Percentage will be 27%.  For purposes of calculating the Annual Cash Flow Participation Amount, “Cash Flow” shall be defined as the Hotel’s annual gross revenues after deducting (i) all operating and fixed expenses, including management and marketing fees to Purchaser (equal to four percent (4%) of gross revenues), real estate taxes, insurance premiums, the Hotel Unit’s share of the Shared Components budget (as the term “Shared Components” is defined in the Declaration of Condominium), the Hotel Unit’s share of the Condominium Association budget, the applicable Capital Reserve (hereafter defined), rent paid to Unit Owners whose Units are included in the Rental Program and (ii) the Debt Service Amount (hereinafter defined). “Debt Service Amount” for these purposes shall mean $702,000, unless the Existing Loan is modified or refinanced, in which event Debt Service Amount shall mean the higher of the modified debt service amount or $702,000. “Capital Reserve” for these purposes shall mean the following percentages of gross non-rooms revenues: 3% in years 1 and 2 of the Participation Period, 4% in years 3 and 4 of the Participation Period and 5% thereafter.  For purposes of calculating the Annual Cash Flow Participation Amount, each year will stand on its own.  No deficits will carry forward to subsequent years.

(b) Cash Flow Participation Advance.  At Closing, Purchaser shall advance $200,000 to Seller as a prepayment of future Annual Cash Flow Participation Amounts due to Seller (the “Cash Flow Participation Advance”).  The Cash Flow Participation Advance, and any other advances or prepayments made to Seller during the Participation Period, shall be offset against first (earliest consecutive) Annual Cash Flow Participation Amounts due to Seller. Once cumulative Cash Flow Participation amounts exceed the amount of the Cash Flow Participation Advance (plus other advances, if applicable), payments of Annual Cash Flow Participation Amounts will commence to Seller.

(c) Mutiny Input.  During the Participation Period, Seller shall be entitled to participate in regular meetings with Purchaser and/or Hotel executives.  These meetings will be no more frequent than every 2 months (6 times per year), shall be conducted at the Hotel (unless the parties agree otherwise) and shall be scheduled by Seller through Felix Madera's office or such other executive as Purchaser shall designate.

(d) Sale/Refinancing of Property.  Purchaser shall have the right to sell or refinance the Property at any time.  In the event of a sale or refinancing during the Participation Period, Purchaser shall pay Seller, upon closing of the sale or refinance, a percentage of the Net Sale Proceeds or Net Refinancing Proceeds, as applicable, equal to the same percentage as the Applicable Percentage in effect (per Section 6.1(a) above) with respect to Cash Flow at the time of the closing, subject to the Sale Participation Cap or Refinancing Participation Cap (as applicable) specified in Section 6.1(e) below.  For purposes of this provision, “Net Sale Proceeds” shall mean the amount of the net sale proceeds (in the case of a sale) after deducting the following amounts, and  “Net Refinancing Proceeds” shall mean the amount of the net refinancing proceeds (in the case of a refinancing) after deducting the following amounts:  (i) $7,700,000, (ii) amounts spent on capital additions and replacements in excess of the Capital Reserve, on a cumulative basis, and (iii) reasonable sale/refinancing costs including legal costs and loan prepayment costs (if any).  Any unrecovered portion of the Cash Flow Participation Advance will be deducted from Seller’s share of the Net Sale Proceeds or Net Refinancing Proceeds (as applicable).  All refinancing and sale proceeds that Seller receives will be deemed an advance (prepayment) of future Annual Cash Flow Participation Amount(s) and shall be treated the same way as the Cash Flow Participation Advance described in Section 6.1(b) above.

(e) Participation Caps.

(1) Sale Participation Cap.  Notwithstanding anything in this Agreement to the contrary, in the event of the sale of the Real Property by Purchaser during the Participation Period, Seller’s share of the Net Sale Proceeds (i.e., the Applicable Share described in Section 6.1(d) above) shall not exceed, and shall be capped at, the amount which, when added to Seller’s cumulative receipts from the Cash Flow Participation (including the Cash Flow Participation Advance and all other Cash Flow Participation receipts) from commencement of the Participation Period through the sale date, will equal the Sale Participation Cap (hereinafter defined).  For purposes hereof, “Sale Participation Cap” shall mean $3,400,000, as adjusted by the Index. If, by the time of the sale, Seller has already received Cash Flow Participation funds (including the Cash Flow Participation Advance) which, in the aggregate, equal or exceed the Sale Participation Cap, then Seller shall not be entitled to receive any portion or share of the Net Sale Proceeds derived from the sale.

(2) Refinancing Participation Cap.  Notwithstanding anything in this Agreement to the contrary, in the event that, during the Participation Period, Purchaser refinances the loan secured by the Real Property, Seller’s share of the Net Refinancing Proceeds (i.e., the Applicable Share described in Section 6.1(d) above) shall not exceed, and shall be capped at, the amount which, when added to Seller’s cumulative receipts from the Cash Flow Participation (including the Cash Flow Participation Advance and all other Cash Flow Participation receipts) from commencement of the Participation Period through the refinance date, equals $3,000,000 (the “Refinance Participation Cap”).  If, by the time of the refinance, Seller has already received $3,000,000 or more, in the aggregate, from the Cash Flow Participation, then Seller shall not be entitled to receive any portion or share of the Net Refinancing Proceeds derived from the refinance.

(f) Right of First Offer.  In the event Purchaser proposes to sell the Property during the Participation Period for a price that will not result in the Sale Participation Cap being reached (between the cumulative Annual Cash Flow Participation Amounts received by Seller, the Cash Flow Participation Advance and Seller’s share of Net Sale Proceeds), Seller shall have a right of first offer to acquire the Property.  This right (“option”) shall be exercised in accordance with the following “option” mechanics:  Purchaser shall notify Seller in writing of the sale price and material business terms it would accept for the Property, and Seller shall have thirty (30) days to elect to purchase the Property for that price and on those terms, or not.  If Seller elects to purchase the Property on the offered price and terms, Seller shall have thirty (30) days from exercise of its option to perform, at its expense, any tests, studies and investigations as Seller deems appropriate and may rescind its exercise of the option if not satisfied with the results of its due diligence by delivering written notice of rescission to Purchaser during said thirty (30) day period. Seller and Purchaser shall use reasonable efforts to execute a purchase and sale contract within forty five (45) days following Seller’s exercise of the option. The purchase and sale contract shall require Seller to deliver a good faith deposit to Purchaser upon signing in the amount of ten percent (10%) of the purchase price.  If the parties are not able, despite reasonable efforts, to enter into a purchase and sale contract within forty five (45) days following Seller’s exercise of the option, either party may terminate the proposed purchase and Purchaser shall be free to sell the Property to any other Person within one hundred eighty (180) days from such termination, for a price of at least 92.5% of that offered to Seller and on terms not materially more advantageous to the purchaser than those offered to Seller.  If Seller declines to purchase the Hotel on the terms offered by Purchaser, or allows the thirty (30) day exercise period to expire without responding, Purchaser shall be free to enter into a sale of the Property with a third party within one hundred eighty (180) days from receipt of Seller’s notice of decline or from expiration of the thirty (30) day period, for a price of at least 92.5% of that offered to Seller and on terms not materially more advantageous to the purchaser than those offered to Seller.  For purposes hereof, a “sale” shall occur when a purchase and sale agreement is executed by Purchaser and a third party, not when the transaction closes.  Any such sale to Seller or a third party shall be subject to the provisions of Sections 6.1(b)(d) and (e) above.  Following any such sale, neither Purchaser nor a third party purchaser shall have any further obligations to Seller.

(g) The provisions of Section 6.1 shall survive the Closing and delivery of the Deed to Purchaser.

6.2 Agreements.  After execution of this Agreement, Seller shall not enter into any new Operating Agreements, Occupancy Agreements, Leased Property Agreements, management agreements, settlement agreements, or other agreements that bind the Purchaser, Property or Hotel operation, or any modifications to any such agreements, unless Seller has obtained Purchaser’s prior written consent to such agreement or modification. Seller and Purchaser shall make reasonable coordinated efforts to obtain those consents, if any, which Purchaser informs Seller it would like to obtain prior to Closing (in which the counterparties to the applicable Operating Agreements, Occupancy Agreements, Leased Property Agreements and/or other agreements consent to Seller’s assignment of its interests under the agreement to Purchaser).  Seller shall pay all reasonable fees, charges and expenses relating to such consents.  Seller shall not cancel any Operating Agreement, Occupancy Agreement, Leased Property Agreement, RMA or other agreement at any time prior to the Closing without the prior written consent of Purchaser.

6.3 Warranties and Guaranties.  Seller shall not, before or after Closing, release or modify any Warranties and Guaranties, except with the prior written consent of Purchaser.  The provisions of this Section 6.3 shall survive the Closing.

6.4 Insurance.  Seller shall not cancel or voluntarily allow to expire, any Insurance Policies which Seller has arranged for the Condominium Association, Commercial Unit and/or Parking Parcel, unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.  The provisions of this Section 6.4 shall survive the Closing.

6.5 Operation of Property Prior to Closing.  Seller and Purchaser covenant and agree that, between the date of this Agreement and the date of Closing, the Hotel Management Agreement shall remain in full force and effect and:

(a) Subject to seasonal differences and events or conditions beyond the parties’ reasonable control, the Property and Hotel shall be operated and maintained in substantially the same manner in which it was operated and maintained prior to the execution of this Agreement;

(b) Seller and Purchaser shall promptly advise each other of any litigation, arbitration or administrative hearing concerning the Property or the operation of the Hotel or threat of litigation of which it obtains actual knowledge; and

(c) Seller shall refrain from removing or causing or permitting to be removed any part or portion of the Tangible Personal Property owned or leased by Seller, without the prior written consent of Purchaser.

6.6 Hotel Employees. The parties acknowledge that there will be continuity of employment with respect to the Hotel Employees after Closing, since the Hotel Employees are already employed by Purchaser in its role as Hotel Manager.

6.7  Termination of Hotel Management Agreement.  The Hotel Management Agreement shall automatically terminate and be of no further force or effect upon Closing of the transaction contemplated by this Agreement.  Neither Purchaser nor Seller shall be released from any liabilities or obligations arising under the Hotel Management Agreement prior to Closing and, notwithstanding anything contained in the Hotel Management Agreement to the contrary, said liabilities shall survive the Closing for a period of two years.

6.8 Settlement Agreements; Turner Settlement Agreement.  Seller entered into the Settlement Agreements listed in Schedule 3.10 annexed hereto.  As a condition of the Settlement Agreement dated November 29, 2005 (the “Turnover Settlement Agreement”), Seller agreed with the Condominium Association to remedy certain alleged defects in the design, construction, development, maintenance and repair of the Condominium and the Shared Components, including certain stucco repairs and exterior painting.  In the Settlement Agreement dated January 27, 2010 (the “Stucco Settlement Agreement”), the Condominium Association acknowledged that Seller had fully corrected all of the alleged defects referenced in the Turnover Settlement Agreement except for the matters relating to the stucco repairs and exterior painting (as further described and defined in the Stucco Settlement Agreement, the “Remaining Work”).  Seller commenced litigation against Turner Construction (“Turner”), who was the general contractor engaged by Seller for the construction of the Condominium and Shared Components, regarding the stucco and painting issues.  Seller and Turner reached a settlement and negotiated a Settlement Agreement (including mutual releases), a true and correct copy of which has been provided to Purchaser (the “Turner Settlement Agreement”), in which Turner agreed to remedy the stucco defects (perform or cause subcontractors to perform the Remaining Work) at Turner’s expense.  Seller has requested that, in addition to painting the areas of stucco to be repaired as part of the Remaining Work, Turner also paint and caulk the balance of the building as specified by Zyscovich Architects as described in Exhibit B of the Stucco Settlement Agreement (the “Additional Work”). Turner has engaged or will engage one or more subcontractors to perform the Remaining Work and Additional Work.  The Remaining Work commenced approximately one month prior to the parties’ execution of this Agreement and is tentatively scheduled to be completed in February, 2011.

(a) Seller represents and warrants to Purchaser that Seller has delivered to Purchaser a true and complete copy, including all exhibits and amendments, of the Turnover Settlement Agreement, Stucco Settlement Agreement, Turner Settlement Agreement, Settlement Agreement dated October 30, 2006 between Seller the Condominium Association (regarding Hotel shared costs and exclusive use areas), Settlement Agreement dated October 3, 2005 between Seller and Mutiny on the Bay Condominium Association, Inc. (regarding Declaration of Easement for use by Mutiny on the Bay of 212 parking spaces in Hotel building),  Settlement Agreement dated ___ day of ____, 2001 between Seller and Mutiny on the Bay Condominium Association, Inc. (regarding shared delivery areas, access roads, parking, valet and security services) and Letter of Understanding and Agreement Between the Mutiny and the Munroe Family for Treatment of the Eva Munroe Grave, entered into in April, 1998  (collectively, the “Settlement Agreements”).

(b) Seller expressly assumes the obligation and shall be solely responsible, before and after Closing, for causing Turner to fully and timely perform the Turner Settlement Agreement and effectuate the Remaining Work and Additional Work in a good and workmanlike manner, in conformity with the Turner Settlement Agreement, within a reasonable period of time and at no out-of-pocket cost to Purchaser, the Hotel operation or the Condominium Association (other than as provided in the Stucco Settlement Agreement) and shall diligently oversee and enforce the provisions of the Turner Settlement Agreement before and after Closing.  Purchaser agrees to reasonably cooperate with Seller after Closing, as long as there are no out-of-pocket costs to Purchaser of such cooperation, with respect to Seller’s efforts to cause Turner to fully and timely perform the Turner Settlement Agreement and effectuate the Remaining Work and Additional Work in a good and workmanlike manner and in conformity with the Turner Settlement Agreement. Seller agrees to use all reasonable efforts to cause Turner Construction and its subcontractors to minimize disruptions to the Hotel operation due to circumstances arising from the Turner Settlement Agreement, Remaining Work and/or Additional Work including, without limitation, to minimize the length of time the pool is closed.  Since closure of the pool will have a material adverse affect on the Hotel operation, the parties have agreed as follows:

(1) For every day the pool is closed due to circumstances arising from the Turner Settlement Agreement, Remaining Work and/or Additional Work, Seller shall waive $3,572 of first payable Cash Flow Participation (beyond the $200,000 Cash Flow Participation Advance) – up to a total of 56 days (approximately $200,000).

(2) For every day of such pool closure beyond 56 days, up to a total of 70 days, the $3,572/day shall be payable by Seller to Purchaser in cash.

(3) If such pool closure extends beyond 70 days, the per diem cash payment shall be $5,000/day for each day of such pool closure beyond 70 days.

(4) Purchaser shall cooperate with Turner Construction to reduce the period of pool closure as long as it does not result in inconvenience to guests or staff of the Hotel, or out-of-pocket costs to Purchaser or the Hotel operation.  Seller shall have no right of offset against such per diem amounts regarding any claim that Purchaser did not provide adequate cooperation.

(5) Understanding that Purchaser is relying on prompt payment of the cash per diem should the pool closure extend beyond 56 days, Seller’s failure to pay this money within 15 days of written request shall result (A) in interest accruing on any unpaid amount at the highest rate permitted by applicable law, and (B) in forfeiture of any further distributions of Cash Flow Participation, refinancing proceeds and sale proceeds on a 3-to-1 basis.  For example, if Seller fails to remit $5,000 within the 15 day period, interest shall accrue and Seller shall be deemed to have forfeited $15,000 of those distributions of Cash Flow Participation on a first payable basis.

(c) Seller represents and agrees that, as of the date hereof, there is at least $232,000 in the Shared Components Replacement Reserve that is designated for building painting and that such sums, prior to Closing, shall only be used with the prior, written consent of Purchaser.  The parties agree that such funds are intended to be used, among other things, to pay: (i) $100,000 to Turner Construction for the Additional Work to be performed by Turner Construction under the Turner Settlement Agreement, (ii) $58,300 to Seller (representing $63,300 to reimburse Seller for the Condominium Association’s share of the legal and engineering fees Seller expended to cause Turner to perform, LESS $5,000 which will be paid directly to the Condominium Association per clause (iii) below), and (iii) $5,000 to the Condominium Association for legal costs incurred in connection with negotiation of the Stucco Settlement Agreement.

(d) Seller agrees that all reserves for painting, as well as all other Shared Components reserves, shall be “turned over” to Purchaser at time of Closing and thereafter Purchaser shall control the reserves in its capacity as owner of the Hotel Unit (as opposed to controlling the reserves on Seller’s behalf in its capacity as the Hotel Manager).

(e) Seller represents and warrants to Purchaser that Seller delivered to Purchaser a true and accurate copy of the survey prepared by Fortin, Leavy, Skiles, Inc. dated November 17, 2006, which was attached as an exhibit to the Settlement Agreement dated October 30, 2006 between Seller (as the Hotel Unit owner) and the Condominium Association and that the survey, to Seller’s knowledge, accurately depicts the areas of the building that were used and/or occupied exclusively by the Hotel as of the date of the survey.  Seller further represents and warrants  to Purchaser that, although the Settlement Agreement dated October 30, 2006 allows the Hotel Unit owner to expand the exclusive use areas of the Hotel Unit to other areas within the Building upon mutual agreement of the Condominium Association and Hotel Unit owner (the “Hotel Unit Expansion Exclusive Use Areas”), no such Hotel Unit Expansion Exclusive Use Areas have been mutually agreed upon or designated to date.  Seller further represents and warrants to Purchaser that, to Seller’s knowledge, all areas of the real property in which the Property is located that are currently being used as part of the Hotel operations (other than the Commercial Unit a/k/a CU-2) are included within the Hotel Unit or are exclusive use areas of the Hotel Unit, and no conflicts or controversies exist between Seller and the Condominium Association regarding the boundaries, ownership, use or possession of any areas currently used by, for or in connection with the Hotel, or any other area.

(f) Seller represents and warrants to Purchaser that Seller does not owe (and Purchaser when it becomes the Hotel Unit Owner shall not owe), any sums to the Condominium Association or any other Person arising under or in connection with any of the Settlement Agreements, except for the sums referenced above in Section 6.8(c) of this Agreement.

(g) Seller hereby agrees to indemnify, defend and hold harmless Purchaser and the Purchaser Parties from, against and in respect of all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by Purchaser or a Purchaser Party arising from, by reason of or in connection with one or more of the Settlement Agreements including, without limitation, (i) a failure by Seller to perform any covenant or obligation set forth in this Agreement pertaining to the Settlement Agreements, or (ii) a failure by Seller, prior to Closing, to perform any covenant or obligation set forth in any of the Settlement Agreements (including the Turner Settlement Agreement), or (iii) a failure by Seller, before or after Closing, to perform any covenant or obligation set forth in the Turner Settlement Agreement or set forth in this Agreement and pertaining to the Turner Settlement Agreement.

(h) The provisions of Section 6.8 shall survive the Closing.

6.9 Reasonable Inspection After Closing.  After Closing, Seller shall afford Purchaser and its agents, employees and auditors reasonable access to its books of account, financial and other records and information, to the extent such items and contact with such persons relate to the Property or business operations conducted upon the Property and to the extent necessary in connection with any audit, litigation, settlement or other reasonable business purpose relating to the Property; provided that: (i) any such access by Purchaser shall not unreasonably interfere with the conduct of Seller’s business, (ii) shall be at Purchaser’s expense, (iii) shall not occur more than once per year, and (iv) Purchaser shall keep the information contained in such records confidential in accordance with Section 8.4.  After Closing, Purchaser shall afford Seller and its agents, employees and auditors reasonable access to its books of account, financial and other records and information, to the extent such items and contact with such persons relate to the business operations conducted upon the Property and to the extent necessary to confirm the accuracy of the amounts delivered to Seller with respect to the Cash Flow Participation; provided that (i) any such access by Seller shall not unreasonably interfere with the conduct of Purchaser’s business, (ii) shall be at Seller’s expense, (iii) shall not occur more than once per year, and (iv) Seller shall keep the information contained in such records confidential in accordance with Section 8.4.  The provisions of this Section 6.9 shall survive the Closing.

6.10 Contribution Agreement.  As part of the Loan Modification, Ocean Bank is requiring Purchaser to cause the Sonesta Guarantor to execute and deliver the Sonesta Limited Guaranty in favor of Ocean Bank, and is requiring Seller to cause the Mutiny Park Guarantor to execute and deliver the Additional Mutiny Assurances in favor of  Ocean Bank.  In connection therewith, the Sonesta Guarantor and Mutiny Park Guarantor make the following agreement (the “Contribution Agreement”) and join into this Agreement for the purpose of confirming and agreeing to be bound by this Section.  In the event Purchaser defaults under the Loan Modification and Assumption Documents, and a final, non-appealable judgment is rendered against Purchaser with respect to such default, and demand is made by the judgment holder against the Sonesta Guarantor and/or the Mutiny Park Guarantor to pay the amounts owed under such judgment, the Sonesta Guarantor agrees that it shall use commercially reasonable efforts to remit to Ocean Bank, in accordance with the Sonesta Limited Guaranty, the amounts owed to Ocean Bank under the final, non-appealable judgment against Purchaser, up to the maximum amount covered by the Sonesta Limited Guaranty, prior to the judgment holder collecting all or part of such sums from the Mutiny Park Guarantor.  In the event that the judgment holder collects any amounts from the Mutiny Park Guarantor under the Additional Mutiny Assurances, Purchaser agrees that, immediately following a sale or refinancing of the Property (provided that Purchaser does not have any affirmative defenses with respect to such Purchaser default), Purchaser shall reimburse the Mutiny Park Guarantor for amounts collected by the judgment holder from the Mutiny Park Guarantor, up to a maximum amount equal to the lower of (a) the difference between (i) Four Million Dollars (US $4,000,000) and (ii) the amounts paid by the Sonesta Guarantor to the judgment holder, and (b) $2,500,000.  In no event shall Sonesta be obligated to reimburse the Mutiny Park Guarantor for more than $2,500,000 for funds expended by the Mutiny Park Guarantor under the Additional Mutiny Assurances, or be required to expend more than $4,000,000, in the aggregate, pursuant to the Sonesta Limited Guaranty.  The provisions of this Section 6.10 shall survive the Closing and delivery of the Deed and shall remain in effect until the Existing Loan, Sonesta Limited Guaranty and Additional Mutiny Assurances have been terminated.

ARTICLE VII

CLOSING

7.1 Closing.  The Closing shall occur on the Closing Date.  Title Agent shall act as the Closing agent for the purchase and sale and the loan modification transactions.  As more particularly described below, at the Closing the parties hereto shall (i) execute and deliver the Loan Modification and Assumption Documents, the conveyance documents (the “Conveyance Documents”), and the other documents contemplated hereby (collectively, the “Closing Documents”), and (ii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby.  The Closing shall occur at such place as the Title Agent shall determine, or by mail if Purchaser and Seller shall mutually agree.  At the Closing, Purchaser shall deliver the Purchase Price to Seller, subject to prorations, costs and adjustments as provided herein.  Possession of the Property shall be delivered to Purchaser at the Closing, subject to the rights, if any, of tenants, licensees and concessionaires under the assumed Occupancy Agreements.

7.2 Seller’s Deliveries.  At or prior to Closing, Seller shall deliver to the Title Agent (or to such other Person as the Title Agent may instruct) all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Seller, and shall be dated to be effective as of the Closing Date:

(a) The Deed.

(b) The Bill of Sale.

(c) The Seller’s Affidavit.

(d) The Loan Modification and Assumption Documents that Seller is required to sign to effectuate modification and assumption of the Existing Loan in the manner specified in the Ocean Bank Commitment, including the Additional Mutiny Assurances, if applicable.

(e) A declaration in form and content reasonably acceptable to Purchaser and Seller, which shall be recorded against the Commercial Unit (Unit CU-2) and shall restrict, for the benefit of the Hotel Unit, the uses and businesses that can be conducted upon the Commercial Unit, shall give the Hotel Unit Owner reasonable approval rights with respect to any sale, lease, license or concession of the Commercial Unit and shall grant the Hotel Unit Owner a right of first offer to purchase the Commercial Unit (“Declaration of Deed Restrictions”).  The mechanics of Purchaser’s right of first offer to purchase Unit CU-2 shall be the same as the mechanics of Seller’s right of first offer to purchase the Property as set forth in Section 6.1(f) above (e.g., if Purchaser does not exercise the option within thirty (30) days after receipt of written offer from Seller, Seller shall have one hundred and eighty (180) days to sell Unit CU-2 to a third Person for not less than 92.5% of the price offered to Purchaser and on terms not materially more advantageous to the purchaser than those offered to Purchaser).  Notwithstanding the foregoing, Purchaser hereby consents to Seller operating Unit CU-2 (or hiring an agent to operate Unit CU-2) as a bar, club, restaurant, art gallery, retail store(s) or office(s), provided that the specific use and business operated therein is not inconsistent with the operation of an upper upscale hotel, does not generate an unreasonable level of noise and is not reasonably likely to annoy or offend Hotel guests.  Any bar, club or restaurant operating in Unit CU-2 must be reasonably tasteful and have an average entrée price of $10 or more, as adjusted annually by the Index, and must not have the same theme as the restaurant operated in the Hotel’s 8th floor restaurant (which the parties acknowledge is currently being operated as a Peruvian restaurant). Any art gallery operated in Unit C-2 must display/offer tasteful art of a high quality; any retail store or commercial enterprise operated in Unit C-2 shall only sell items and/or services consistent with an upper upscale hotel and shall not offer items and/or services that are reasonably likely to annoy or offend Hotel guests and must maintain the appearance of the premises in a manner not inconsistent with the operation of an upper upscale hotel; and the tenants of any offices within Unit CU-2 must not be inconsistent with the operation of an upper upscale hotel and must maintain the appearance of the offices in a manner not inconsistent with the operation of an upper upscale hotel.  This provisions of this Section 17.2(e) shall survive the Closing.

(f) The Assignment of Developer Rights.

(g) A certificate, from Seller, restating on and as of the Closing Date, the representations made by Seller in Article III hereof (such certificate being referred to herein as the “Seller’s Update Certificate).

(h) To the extent in the possession of Seller, all keys or key cards and alarm codes to, and all combinations to, any locks on, all entrance doors to, and any equipment and utility rooms located in, the Improvements, appropriately tagged for identification.

(i) A notice in form reasonably acceptable to Purchaser executed by Seller and addressed to the Tenants under the Occupancy Agreements in effect on the Closing Date, informing such Tenants of the sale of the Property to Purchaser, of the name and notice address of the Purchaser as successor landlord under the Occupancy Agreement and that the security deposits then held by Seller, if any, have been assigned to Purchaser and directing such Tenants to make all payments thereafter coming due under the Occupancy Agreements to Purchaser or as Purchaser may otherwise direct.

(j) All original Warranties and Guarantees, Operating Agreements, Leased Property Agreements, Occupancy Agreements and RMAs to be assigned to and assumed by Purchaser, that are in the possession of Seller.

(k) Any other document or instrument specifically required by this Agreement to be delivered by Seller on or before the Closing Date.

(l) Evidence reasonably satisfactory to Purchaser and the Title Agent regarding the due organization of Seller and its authority to execute this Agreement and the documents required to be delivered hereunder.

(m) The Hotel books and records, to the extent in Seller’s possession.

(n) The Turner Indemnity Agreement.

7.3 Purchaser’s Deliveries.  At or prior to Closing, Purchaser shall deliver to the Title Agent (or to such other Person as the Title Agent may instruct): (i) the Cash Flow Participation Advance, (ii) the Principal Reduction Payment, (iii) the P&I Reserve Payment, and (iii) the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of Purchaser, and dated as of the Closing Date:

(a) The Loan Modification and Assumption Documents that Purchaser is required to sign to effectuate modification and assumption of the Existing Loan in the manner specified in the Ocean Bank Commitment, including the Sonesta Limited Guaranty, if applicable, and the P&I Reserve Payment.

(b) Evidence reasonably satisfactory to Seller and the Title Agent regarding the due organization of Purchaser and its authority to execute this Agreement and the documents required to be delivered hereunder.

(c) Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.

7.4 Mutual Deliveries.  At the Closing, Purchaser and Seller shall mutually execute and deliver or cause to be delivered:

(a) A closing statement reflecting the Purchase Price and the prorations required hereunder.

(b) The Loan Modification and Assumption Documents that require execution by both Purchaser and Seller.

(c) The Assignment and Assumption of Occupancy Agreements, Operating Agreements and Leased Property Agreements.

(d) The Assignment and Assumption of Rental Management Agreements.

(e) Subject to the provisions of Section 8.6 hereof, such documents, instruments and undertakings as may be required by the liquor authorities of the State of Florida having jurisdiction with respect to the Liquor License or permits for the Hotel, to the extent not theretofore executed and delivered.

(f) The estoppel certificates referenced in Section 5.1(i) from the Condominium Association and Mutiny on the Bay Condominium Association and, if required, written consent to the sale executed by the Condominium Association.

(g) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Agent which are not inconsistent with this Agreement or the Closing Documents.

(h) To the extent the delivery of any of the items in Sections 7.2, 7.3 or 7.4 of this Agreement are conditions precedent to the obligation of a party pursuant to Sections 5.1 or 5.2 of this Agreement, and the condition relating to any such item is not satisfied as of Closing, but the party for whose benefit such unsatisfied condition is made elects, nonetheless, to proceed to Closing, the delivery of the item applicable to the unsatisfied condition shall not be required pursuant to the provisions of Section 7.2, 7.3 or 7.4 of this Agreement.

7.5 Closing Costs.  Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses.  Seller shall pay the documentary stamp taxes and Miami-Dade County surtax on the Deed, and the sales taxes or similar taxes due with respect to the transfer of the Personal Property. Purchaser shall pay for the premium for the owner’s title insurance policy and endorsements, and the recording fees for recording the Deed. Seller shall pay for the title search, lien searches and settlement/closing fees.  Seller shall pay for the costs associated with the release of any Monetary Title Encumbrances encumbering the Property and for any costs associated with any corrective instruments.  All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Purchaser and Seller in accordance with local custom in the jurisdiction in which the Hotel is located.  The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.

7.6 No Prorations.  Cashflow from the Hotel shall belong to Purchaser as of January 1, 2010.  Purchaser shall acquire the Hotel operations, including without limitation the Hotel’s working capital, without any adjustments, at Closing.  Purchaser shall acquire all reserve accounts, as well as any and all cash on hand and in banks, as of the Closing Date.  On the Closing Date, Seller shall pay to Purchaser any and all amounts due to the Hotel, after deducting any and all amounts due to Seller from the Hotel.

7.7 Inventory.  The Inventory is included in the Purchase Price and no additional sum shall be due from Purchaser for the Inventory.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Fire or Other Casualty.  If, prior to Closing, the Property is damaged by fire or other casualty which would cost no more than $100,000.00 and require less than 30 days to repair, then neither party shall have the right to terminate its obligations under this Agreement to purchase or sell the Property by reason thereof and the Closing shall take place without abatement of the Purchase Price, but Seller shall assign to Purchaser at the Closing all of Seller’s interest in any insurance proceeds that may be payable to Seller on account of any such fire or other casualty and pay to Purchaser the amount of the applicable deductible(s) under such insurance policies.  If any such damage due to fire or other casualty would cost in excess of $100,000.00 or require more than 30 days to repair, then Purchaser may terminate its obligations under this Agreement to purchase the Property by written notice given to Seller, in which case the parties hereto shall be released of all further obligations hereunder with respect to the Property except those which expressly survive a termination of this Agreement.

8.2 Condemnation.  Each party agrees to promptly make the other aware of any notice it receives of a proposed taking by condemnation of any part of or rights appurtenant to the Real Property.  If such taking will materially interfere with the operation or use of the Improvements or any portion thereof which constitutes a part of such Real Property, the Purchaser may terminate its obligations under this Agreement to purchase the Property by delivering written notice to Seller, in which event the parties hereto shall be released from all further obligations hereunder with respect to the Property, except those which expressly survive a termination of this Agreement.  If Purchaser does not so elect to terminate its obligations to purchase the Property, then the Closing shall take place as provided herein, and Seller shall assign to Purchaser at the Closing all of Seller’s interest in any condemnation award which may be payable to Seller on account of any such condemnation.

8.3 Brokers.

(a) Seller represents and warrants to Purchaser that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby.  Seller agrees to indemnify, protect, defend and hold Purchaser harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Seller’s breach of the foregoing representation in this Subsection 8.3(a).  The provisions of this Subsection 8.3(a) shall survive the Closing and any termination of this Agreement.

(b) Purchaser represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby.  Purchaser agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Purchaser’s breach of the foregoing representations in this Subsection 8.3(b).  The provisions of this Subsection 8.3(b) shall survive the Closing and any termination of this Agreement.

8.4 Confidentiality.  Except as hereinafter provided, Purchaser and Seller and their respective Affiliates shall keep the terms, conditions and provisions of this Agreement and all documents or information disclosed to or made available to or discovered by each party in connection with this Agreement (including, without limitation, the Submission Matters) confidential and such information shall be used solely for the purpose of evaluating or effecting the transactions contemplated by this Agreement and for operating the Property, and neither Purchaser nor Seller shall make any public announcements about the transaction contemplated by this Agreement unless and until the Closing occurs, unless the other first reasonably approves of same in writing, nor shall either disclose the terms, conditions and provisions of this Agreement or such other documents or information, except to persons who, in the reasonable business judgment of Seller or Purchaser, as applicable, “need to know” for the purpose of evaluating or effecting the transaction contemplated by this Agreement, and who are instructed to keep such information confidential, such as their Affiliates and their and their Affiliates’ respective officers, directors, employees, attorneys, accountants, engineers, surveyors and consultants, and existing or prospective financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, “Representatives”); provided, however, that information or documents shall not be subject to the provisions of this Section 8.4 if such information or documents, (i) were or become generally available to the public, (ii) were or become available to Purchaser or its Affiliates on a non-confidential basis from a source other than Seller or its Affiliates, or (iii) were or are developed by Purchaser or its Affiliates without using or relying on any information or documents otherwise covered by the provisions of this Section 8.4.  If the Closing occurs, the parties may either make a joint press release, or each party may make an individual press release that is mutually and reasonably agreed to by the other party; provided, that if the parties fail to agree on the contents of a joint press release or separate press releases, each party may nevertheless make its own individual press release, provided the other party shall be given a reasonable opportunity to make, on the date of such individual press release, its own individual press release, and copies of each such individual press release shall be delivered to the other party prior to being made.

If either Seller or Purchaser or any of their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, Seller or Purchaser, as applicable, will give the other party prompt written notice of the requirement and will cooperate with the other party so that the other party, at its expense, may seek an appropriate protective order.  In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.

Notwithstanding the foregoing provisions of this Section 8.4, Purchaser shall have the right, from and after the Effective Date, to disclose the terms, conditions and provisions of this Agreement if Purchaser is advised by its legal counsel that it must disclose such terms in order to comply with Applicable Laws (e.g. public company reporting requirements).  Purchaser shall be entitled to rely on advice of its legal counsel in determining when such disclosures (and which) are required, and Seller agrees that Purchaser shall not be in breach or default of this Agreement as a result of making such disclosures determined to be necessary by Purchaser’s legal counsel.

The provision of this Section 8.4 shall survive the Closing.

8.5 Liquor License.  The liquor license for the Hotel is currently held by Purchaser in its role as Hotel Manager. The parties agree to reasonably cooperate with each other with respect to any notices, applications or other actions required to be taken, if any, in connection with the liquor license as a result of the change of ownership of the Hotel.

ARTICLE IX

DEFAULT; TERMINATION RIGHTS

9.1 Default by Seller.  In the event the transaction contemplated by this Agreement shall not close on account of Seller’s default under this Agreement (which shall include, without limitation, the material breach of a representation or warranty made by Seller under this Agreement), then Purchaser shall have the right to terminate this Agreement or specifically enforce this Agreement, without waiving any other remedy to which Purchaser may be entitled at law or in equity; provided, however, that the maximum amount that Purchaser may recover from Seller and/or Seller’s Affiliates for any damages arising out of or in connection with this Agreement shall be $400,000.  The provisions of this Section 9.1 shall survive termination of this Agreement.

9.2 Default by Purchaser.  In the event the transaction contemplated by this Agreement shall not close on account of Purchaser’s default under this Agreement (which shall include, without limitation, the material breach of a representation or warranty made by Purchaser under this Agreement), then Seller shall have the right to terminate this Agreement or specifically enforce this Agreement, without waiving any other remedy to which Seller may be entitled at law or in equity; provided, however, that the maximum amount that Seller may recover from Purchaser and/or Purchaser’s Affiliates for any damages arising out of or in connection with this Agreement shall be $400,000.  The provisions of this Section 9.2 shall survive termination of this Agreement.

9.3 Costs and Attorneys’ Fees.  In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees and disbursements at trial and all appellate levels.  The provisions of this Section 9.3 shall survive the Closing or any termination of this Agreement.

9.4 Limitation of Liability.

(a) No officer, director, shareholder, member or agent of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

(b) No officer, director, shareholder, member or agent of Purchaser shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller and its successors and assigns shall look solely to Purchaser’s assets for the payment of any claim or for any performance, and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

(c) The liability of each party hereto resulting from the breach or default by such party under this Agreement shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, exemplary, and speculative damages in connection therewith; provided, however, the foregoing clause shall not limit or affect the rights of either party to enforce the indemnification obligations of the other party set forth in Section 9.5.  The provisions of this Section 9.4 shall survive the Closing or termination of this Agreement.

9.5 Indemnification. (a) Seller hereby agrees to indemnify, defend and hold harmless Purchaser, its members, shareholders, officers, directors, employees, agents, consultants and Affiliates (the “Purchaser Parties”), from, against and in respect of all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by Purchaser or a Purchaser Party arising from, by reason of or in connection with (i) a failure by Seller to perform, in any material respect, a covenant set forth in this Agreement, or in any document or instrument delivered by Seller in connection herewith, to be performed by Seller, (ii) any material misrepresentation or breach of warranty by Seller, (iii)  any injuries prior to the Closing to Persons or property from any cause occasioned while on or near the Real Property, Commercial Unit or Parking Parcel, (iv) any third party claims asserted against Purchaser after the Closing relating to (A) the development, construction, ownership, promotion, management, maintenance, operation, use or occupancy, prior to the Closing, of the Property or any portion thereof, or of the Hotel, Rental Program or Participating Units, or (B) the development, construction, ownership, promotion, management, maintenance, operation, use or occupancy, at any time, of the Parking Parcel, Commercial Unit or REA; (v) any alleged or actual violation of Applicable Laws (including, without limitation, federal and state securities laws, fraud and misrepresentation laws, the Interstate Land Sales Act, and the Florida Condominium Act (Chapter 718), relating to (A) the development, construction, ownership, promotion, management, maintenance, operation, use or occupancy, prior to the Closing, of the Property or any portion thereof, or of the Hotel, Rental Program or Participating Units, or (B) the development, construction, ownership, promotion, management, maintenance, operation, use or occupancy, at any time, of the Parking Parcel, Commercial Unit or REA; (vi) defects in construction, including without limitation, structural defects, design defects and defects in materials or workmanship  in the Property or any portion thereof, or in the Participating Units, Parking Parcel or Commercial Unit; (vii) any breach or failure by Seller or its agents or affiliates to comply with its obligations (including in its role as the “Hotel Unit Owner” and/or “Developer”) under the Condominium Documents and/or REA and/or Settlement Agreements prior to Closing; (viii) claims or other matters arising out of or in connection with any of the Settlement Agreements prior to Closing, (ix) any breach or failure by Seller or its agents or affiliates to comply with its obligations (including in its role as the “Hotel Unit Owner” and/or “Developer”) under the Turner Settlement Agreement or the Grave Site Agreement arising on or after Closing, and (x) claims or other matters arising out of or in connection with the Turner Settlement Agreement or Grave Site Agreement on or after Closing; in each case, provided that Seller shall have no liability hereunder to the extent such loss, liability, damage or expense is caused by the gross negligence or willful misconduct of Purchaser, its representatives, agents, employees, contractors or suppliers, or to the extent Purchaser is liable for same pursuant to Section 2.5 of this Agreement.

(b) Purchaser hereby agrees to indemnify, defend and hold harmless Seller, its members, shareholders, officers, directors, employees and agents, from, against and in respect of any and all loss, liability, damage or expense (including reasonable attorneys’ fees and expenses) suffered or incurred and arising from, by reason of or in connection with (i) a failure by Purchaser after Closing to perform, in any material respect, a covenant set forth in this Agreement, or in any document or instrument delivered by Purchaser in connection herewith, to be performed by Purchaser; (ii) any material misrepresentation or breach of warranty by Purchaser set forth in this Agreement, (iii)  any third party claims asserted against Seller after the Closing relating to the ownership, management, maintenance, operation, use or occupancy of the Property following the Closing, (iv) any injuries on or following the Closing to persons or property from any cause occasioned while on or near the Real Property, and (v) any injuries following the Closing to persons or property from any cause to the extent occasioned by any acts or omissions of Purchaser, its representatives, agents, employees, contractors or suppliers; in each case, provided that Purchaser shall have no liability hereunder to the extent such loss, liability, damage or expense is caused by the gross negligence or willful misconduct of Seller, its representatives, agents, employees, contractors or suppliers, or to the extent Seller is liable for same pursuant to Section 2.5 of this Agreement.

(c) If any claim shall be asserted, or any action, suit or other proceeding shall be instituted, by a third party against (each an “Indemnified Party”): (i) Seller, its members, shareholders, officers, directors, employees and agents, or (ii) Purchaser, its members, shareholders, officers, directors, employees and agents, with respect to any occurrence as to which either Seller or Purchaser (each an “Indemnifying Party”) shall have any indemnity obligation, respectively, such Indemnified Party shall promptly notify such Indemnifying Party of the assertion of such claim, or the institution of such action, suit or proceeding, and tender the defense and settlement or compromise of any such claim, action, suit or proceeding to such Indemnifying Party for conduct thereof by such Indemnifying Party (provided that such Indemnifying Party shall timely commence and diligently continue such defense, settlement or compromise) at such Indemnifying Party’s sole expense.  Indemnifying Party shall have the right to select counsel, subject to Indemnified Party’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Should any such claim, action, suit or proceeding result in a final and unappealable judgment, Indemnifying Party shall promptly pay the same.  Indemnified Party agrees to cooperate with Indemnifying Party to the extent Indemnifying Party may reasonably request such cooperation and at Indemnifying Party’s expense.  Indemnified Party shall have the right (but shall not have the obligation), at any time and at its own cost and expense, to participate in the defense of any such claim, action, suit or proceeding, to be represented by counsel of its choice and to assert in any such action, suit or proceeding any counterclaims or cross claims Indemnified Party may have.  In the event Indemnifying Party fails to timely commence the defense, settlement or compromise of any such claim, action, suit or proceeding or thereafter to diligently prosecute the defense, settlement or compromise thereof, Indemnified Party shall have the right (but shall not have the obligation) to defend, settle, compromise or take such other action as Indemnified Party shall deem necessary in connection with any such claim, action, suit or proceeding and to be indemnified for the entire cost thereof from Indemnifying Party, including without limitation, reasonable attorneys’ and experts’ fees and expenses (including those incurred in connection with appellate proceedings).  Indemnifying Party shall have the right to settle or compromise any such claim, action, suit or proceeding without the prior written consent of Indemnified Party provided that, at the time of such settlement or compromise, Indemnifying Party shall satisfy and discharge any and all liability of Indemnified Party resulting therefrom or shall post security satisfactory to the Indemnified Party to assure the ultimate satisfaction and discharge of such liability and no restrictions on operations of the Indemnified Party and that the Indemnified Party is not required to admit wrongdoing.  Except as provided in the preceding sentence, Indemnifying Party shall not settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnified Party.  The failure or delay of Indemnified Party to notify Indemnifying Party of the institution of any claim, action, suit or other proceeding shall not negate or otherwise affect the indemnification obligation of Indemnifying Party except to the extent that Indemnifying Party shall be prejudiced by the failure or delay of Indemnified Party to give Indemnifying Party notice of such action, suit or proceeding.

(d) The provisions of this Section 9.5 shall survive the Closing or termination of this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Completeness; Modification.  This Agreement, together with any other contemporaneous agreements, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto.  This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2 Assignments.  Other than to an Affiliate of Purchaser, Purchaser may not assign its rights hereunder without the prior consent of Seller.  Upon assignment to an Affiliate of Purchaser, Purchaser shall not be released from any obligations under this Agreement.  To be effective hereunder, any assignment by Purchaser hereunder, even one to an Affiliate of Purchaser, must be accompanied by a fully executed and effective assignment and assumption agreement provided to Seller prior to the Closing Date.

10.3 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

10.4 Days.  If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction where the Real Property is located, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday.  Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.5 Governing Law.  This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without regard to its principles of conflicts of law.

10.6 Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature on behalf of both parties appear on each counterpart.  All counterparts shall collectively constitute a single agreement.

10.7 Severability.  If any term, covenant or condition of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other Persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.8 Costs.  Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.9 Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below.  Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice, or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to Seller:	Mutiny on the Park, Ltd. 4218 N.E. 2nd Avenue, 2nd Floor
Miami, Florida 33137
Attn.: Chief Financial Officer Facsimile: (305) 573-0888
with a copy to:	Rozencwaig, Nadel & Ferrero-Carr, LLP 301 West Hallandale Beach Boulevard Hallandale Beach, Florida 33009 Attn.: Ronald Scott Haligman, Esq. Facsimile: 954.455.6500 Fax

If to Purchaser:	c/o Sonesta International Hotels Corporation
116 Huntington Avenue
9th Floor
Boston, MA 02116
Attn: Office of the Treasurer
Facsimile: (617) 421-5423

With a copy to:	Robin Law, P.A. 1123 S. 21st Avenue, #2 Hollywood, FL 33020 Attention: Susan K. Robin, Esq. Facsimile: (954) 239-9699

or to such other address as the intended recipient may have specified in a notice to the other party.  Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Title Agent in a manner described in this Section.

10.10 Incorporation by Reference.  All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.

10.11 Further Assurances.  Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.11 shall not increase the liability of the complying party.  The provisions of this Section 10.11 shall survive the Closing.

10.12 No Partnership.  This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.

10.13 Signatory Exculpation.  The signatory(ies) for Purchaser and Seller is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

10.14 Rules of Construction.  The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:

(a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.15 No Recording.  Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

10.16 Facsimile Signatures.  The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.17 Effective Date.  This Agreement shall be terminable by either Seller or Purchaser prior to the Effective Date.  The “Effective Date” shall mean the date on which the last of Purchaser and Seller has executed this Agreement.

10.18 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES, IRREVOCABLY AND UNCONDITIONALLY, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER, OR BY VIRTUE OF, OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PROPERTY, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

10.19 Waiver of Venue and Inconvenient Forum Claims.  Seller and Purchaser each hereby irrevocably waives any objection that it may now or hereafter have to any suit, action or proceeding arising out of or relating to this Agreement being brought in any federal or state court sitting in Miami-Dade County, Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding is brought in any inconvenient forum.

10.20 Time of Essence.  Time is of the essence with respect to every provision hereof.

10.21 Radon Gas Notice. The following radon gas notice is given pursuant to Section 404.056, Florida Statutes.  Radon is a naturally occurring radioactive gas that, when it is accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from any county public health unit in Florida.

(SIGNATURES FOLLOW ON NEXT PAGE)

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

SELLER: MUTINY ON THE PARK, LTD., a Florida limited partnership
By: FLAGLER ON THE PARK, INC. a Florida corporation, General Partner
By:
Name:	Ricardo Dunin
Title:	President

PURCHASER:

SONESTA COCONUT GROVE, INC., a Florida corporation

By:
Name:	Peter J. Sonnabend
Title:	Vice President

JOINDER BY GUARANTORS

The undersigned Sonesta Guarantor and Mutiny Park Guarantor join into this Agreement for the purpose of acknowledging their consent to, and agreement to be bound by, the Contribution Agreement which is set forth in Section 6.10 of this Agreement.

MUTINY PARK GUARANTOR: ____________________________________ Ricardo Dunin, Individually

SONESTA GUARANTOR:

SONESTA INTERNATIONAL HOTELS CORPORATION

By:
Name:
Title:

EXHIBITS AND SCHEDULES
Exhibit A	Legal Description of Hotel Unit
Exhibit B	Assignment and Assumption Agreement of Occupancy Agreements, Operating Agreements and Leased Property Agreements
Exhibit C	Assignment and Assumption Agreement of Rental Management Agreements

Exhibit D	Bill of Sale
Exhibit E	Form of Deed
Exhibit F	Seller’s Affidavit

Schedule 1	Permitted Title Exceptions
Schedule 3.5	Non-Compliance with Laws
Schedule 3.10	Actions, Proceedings, Claims
Schedule 3.21	Loan Defaults

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

(UNIT CU-1)

CONDOMINIUM UNIT NO. CU-1 IN MUTINY PARK CONDOMINIUM, ACCORDING TO THE DECLARATION THEREOF, RECORDED NOVEMBER 30,2001 UNDER CLERK’S FILE NO. 01R-663024 IN OFFICIAL RECORDS BOOK 20048, PAGE 4320, OF THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME.

TOGETHER WITH ALL THE TENEMENTS, HEREDITMENTS AND APPURTENANCES THEREUNTO BELONGING OR IN ANYWISE APPERTAINING.

EXHIBIT B

ASSIGNMENT AND ASSUMPTION
OF OCCUPANCY, OPERATING AND LEASED AGREEMENTS

           For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mutiny on the Park, Ltd., a Florida limited partnership (“Seller”), hereby transfers and assigns to Sonesta Coconut Grove, Inc., a Florida corporation (“Assignee”), all of its right, title and interest in and to all of the Occupancy Agreements, Operating Agreements and Leased Property Agreements, as such terms are defined in that certain Agreement of Purchase and Sale dated _____________, 2010 by and between Seller and Assignee (the “Agreement”) (the “Assigned Agreements”).

           Assignee hereby assumes and agrees to perform all of the obligations of Seller under the Assigned Agreements to the extent any such obligations accrue and are applicable to periods from and after the date hereof.

           Assignor hereby indemnifies Assignee and Assignee’s directors, officers, employees, shareholders, members, partners and agents, and holds Assignee and Assignee’s directors, officers, employees, shareholders, members, partners and agents, harmless from and against any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the Assigned Agreements in effect on the date hereof to the extent accruing during the period prior to the date hereof.

           Assignee hereby indemnifies Assignor and Assignor’s directors, officers, employees, shareholders, members, partners and agents, and holds Assignor and Assignor’s directors, officers, employees, shareholders, members, partners and agents, harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the Assigned Agreements in effect on the date hereof to the extent accruing during the period from and after the date hereof.

           The provisions of Section 9.5 of the Agreement shall apply to the indemnification obligations of the parties hereto.

           The terms and conditions of this Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

           This Assignment and Assumption Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Seller and Assignee have executed this Assignment and Assumption Agreement this ________ day of ______________, 2010.

SELLER:

Mutiny on the Park, Ltd., a Florida limited partnership

By: Flagler on the Park, Inc., a Florida Corporation, General Partner

By:
Name: Ricardo Dunin
Title: President

ASSIGNEE:

Sonesta Coconut Grove, Inc., a Florida corporation

By:
Name: Peter J. Sonnabend
Title:  Vice President

Exhibit A to Assignment and Assumption Agreement of Occupancy Agreements, Operating Agreements and Leased Property Agreements

LIST OF OCCUPANCY AGREEMENTS, OPERATING AGREEMENTS,
AND LEASED PROPERTY AGREEMENTS

EXHIBIT C

ASSIGNMENT AND ASSUMPTION
OF RENTAL MANAGEMENT AGREEMENTS

For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mutiny on the Park, Ltd., a Florida limited partnership (“Seller”) hereby transfers and assigns to Sonesta Coconut Grove, Inc., a Florida corporation (“Assignee”) all of its right, title and interest in and to all of the Rental Management Agreements (which are defined as “RMAs” in that certain Agreement of Purchase and Sale dated ________________, 2010 by and between Seller and Assignee (the “Agreement”)) (the “Assigned Rental Management Agreements”). A list of the Rental Management Agreements being assigned is attached hereto as Exhibit A.

Assignee hereby assumes and agrees to perform all of the obligations of Seller under the Assigned Rental Management Agreements to the extent any such obligations accrue and are applicable to periods from and after the date hereof.

Assignor hereby indemnifies Assignee and Assignee’s directors, officers, employees, shareholders, members, partners and agents, and holds Assignee and Assignee’s directors, officers, employees, shareholders, members, partners and agents, harmless from and against any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the Assigned Rental Management Agreements in effect on the date hereof to the extent accruing during the period prior to the date hereof.

Assignee hereby indemnifies Assignor and Assignor’s directors, officers, employees, shareholders, members, partners and agents, and holds Assignor and Assignor’s directors, officers, employees, shareholders, members, partners and agents, harmless, from and against, any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or in connection with the Assigned Rental Management Agreements in effect on the date hereof to the extent accruing during the period from and after the date hereof.

The provisions of Section 9.5 of the Agreement shall apply to the indemnification obligations of the parties hereto.

The terms and conditions of this Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

This Assignment and Assumption Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Seller and Assignee have executed this Assignment and Assumption Agreement this ________ day of ___________, 2010.

SELLER:

Mutiny on the Park, Ltd., a Florida limited partnership

By: Flagler on the Park, Inc., a Florida Corporation, General Partner

By:
Name: Ricardo Dunin
Title: President

ASSIGNEE:

Sonesta Coconut Grove, Inc., a Florida corporation

By:
Name: Peter J. Sonnabend
Title: Vice President

Exhibit A to Assignment and Assumption Agreement of Rental Management Agreements

RENTAL MANAGEMENT AGREEMENTS

EXHIBIT D

BILL OF SALE

           For Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mutiny on the Park, Ltd. a Florida limited partnership (“Seller”) hereby assigns, transfers and conveys to Sonesta Coconut Grove, Inc., a Florida corporation (“Purchaser”) all of its right, title and interest in and to the following (collectively, the “Personal Property”):

           (i)           all items of Tangible Personal Property (as defined in that certain Agreement of Purchase and Sale dated ______________, 2010 by and between Seller and Purchaser (the “Agreement”);

           (ii)           all of the Intangible Personal Property (as defined in the Agreement);

           (iii)           all subsisting and assignable Warranties and Guaranties (as defined in the Agreement), if any, relating to the Improvements (as defined in the Agreement) or the Tangible Personal Property or any part thereof; and

           (iv)           all petty cash funds and house banks used in connection with hotel guest operations at the Property, and the so-called “guest ledger” for the Hotel for the night preceding the Closing Date (as specified in the Agreement) based on guest and customers then using the Hotel.

           TO HAVE AND TO HOLD its respective right, title and interest in the Personal Property, together with any rights and appurtenances thereto, unto Purchaser, its successors and assigns, and Seller agrees to warrant and forever defend, all and singular, its respective right, title and interest in the Personal Property unto Purchaser, its successors and assigns, against every person whomsoever.

           IN WITNESS WHEREOF, Seller has executed this Bill of Sale effective as of ____________________, 2010.

SELLER:

Mutiny on the Park, Ltd., a Florida limited partnership

By: Flagler on the Park, Inc., a Florida Corporation, General Partner

By:
Name: Ricardo Dunin
                                                                        Title:  President

EXHIBIT E

FORM OF DEED

This Instrument Prepared By
And Return to:

Susan K. Robin, Esq.
Robin Law, P.A.
1123 S. 21st Avenue
Hollywood, FL 33020

Property Appraiser’s Parcel Identification Nos.:

THIS WARRANTY DEED dated as of ________________________, 2010 by Mutiny on the Park, Ltd., a Florida limited partnership, having an office at ___________________________________ (“Grantor”), to Sonesta Coconut Grove, Inc., a Florida corporation, having an office at __________________________________________ (“Grantee”).

           WITNESSETH, that Grantor in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Grantee, the receipt and sufficiency of which are hereby acknowledged by Grantor, does hereby grant and release and assign forever unto Grantee, and the heirs, successors and assigns of Grantee, the following real property, including the improvements erected thereon, situate, lying and being in the City of Coconut Grove, County of Miami-Dade and State of Florida (the “Property”):

Unit CU-1 of Mutiny Park Condominium, a Condominium, according to the Declaration of Condominium thereof, recorded in Official Records Book 20048, at Page 4320, of the Public Records of Miami-Dade County, Florida; [CONFIRM LEGAL DESCRIPTION WITH TITLE COMPANY];

           TOGETHER with all right, title and interest, if any, of Grantor in and to any streets and roads abutting the above-described Property to the center lines thereof;

           TOGETHER with the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining and all the estate and rights of Grantor in and to the Property.

           TO HAVE AND TO HOLD the Property herein granted, or mentioned and intended so to be, unto Grantee, and the heirs, successors and assigns of grantee, in fee simple forever.

           AND Grantor covenants with Grantee that Grantor is lawfully seized of said Property in fee simple; that Grantor has good right and lawful authority to sell and convey said Property, and hereby warrants the title to said Property and will defend the same against the lawful claims of all persons whomsoever; and that said Property is free of all encumbrances, except taxes accruing subsequent to December 31, 2009, which are not yet due and payable, and the Mortgage in favor of Ocean Bank filed __________________ in Official Records Book ______, at Page _____, of the Public Records of Miami-Dade County, Florida.

(Signatures on next page)

IN WITNESS WHEREOF, Grantor has duly executed this Deed the day and year first above written.

GRANTOR:

Mutiny on the Park, Ltd. a Florida limited partnership
By: Flagler on the Park, Inc., a Florida corporation, General Partner

By: ____________________________________
Name: Ricardo Dunin
Title: President

STATE OF FLORIDA                                                                      )
                                                            )
COUNTY OF ________________________)

ACKNOWLEDGED before me this     day of ____________ 2010, by Ricardo Dunin, as the President of Flagler on the Park, Inc., a Florida corporation, which is the general partner of Mutiny on the Park, Ltd., a Florida limited partnership.  He [_____] is personally known to me, or [_____]  produced _______________________  as identification.

My Commission Expires:

Notary Public

[Printed Name of Notary]

EXHIBIT F

SELLER’S AFFIDAVIT - TITLE, NO-LIEN AND FIRPTA

Before me, the undersigned authority, personally appeared Ricardo Dunin, who is the President of Flagler on the Park, Inc., a Florida corporation, which is the general partner of Mutiny on the Park, Ltd., a Florida limited partnership (“Seller”), and who being by me first duly sworn, on oath, deposes and says that, to his knowledge:

1.	Seller is the owner of and is selling the following described real property (the “Property”) to Sonesta Coconut Grove, Inc., a Florida corporation (“Purchaser”):

Condominium Unit No. CU-1 in Mutiny Park Condominium, according to the Declaration of Condominium thereof, recorded November 30, 2001 under Clerk’s File No. 01R-663024 in Official Records Book 20048, Page 4320, of the Public Records of Miami-Dade County, Florida, as amended and supplemented from time to time.

Together with all improvements situated thereon and the tenements, hereditments and appurtenances thereunto belonging or in anywise appertaining.

2.
The Property is free and clear of all liens, taxes, encumbrances and claims of every kind, nature and description of record, except for those reflected in the Title Commitment (hereafter defined) and except for real estate and personal property taxes for the year 2010 and thereafter, which are not yet due and payable.

3.
There have been no improvements, alterations or repairs to the Property initiated by Seller, the costs of which remain unpaid as of the Closing; there are no claims for labor or materials furnished for repairing or improving the Property which remain unpaid as of the Closing; and there are no outstanding construction, materialmen’s or laborer’s liens which remain unpaid as of the Closing.

4.
There are no outstanding contracts for the sale of the Property or any part thereof, nor any unrecorded deed, mortgage or other conveyances affecting the title to the Property.  There are no outstanding leases of the Property or any portion thereof.

5.
Seller’s title to and possession and enjoyment of the Property have been open, notorious, peaceable and undisturbed and have never been disputed nor questioned.  There are no boundary line disputes regarding the Property. To Affiant’s knowledge, the operation of any buildings on the Property has been in compliance with the applicable building codes, ordinances and statutes.

6.	There are no unpaid taxes, levies, assessments, paving liens or utility liens against the Property (other than real estate taxes for the current year).

7.
Subsequent to _____________ at 11:00 p.m., the effective date of the title commitment issued to Purchaser with respect to the Property (the “Title Commitment”), Seller has not, and Seller hereby agrees that Seller shall not, execute any instrument or do any act that in any way would or could adversely affect the title to the Property including, but not limited to, mortgaging or conveying the Property or any interest therein, or causing any liens to be recorded against Seller or the Property. Seller has no knowledge of any matter affecting title to the Property, other than those shown in the Title Commitment issued to Purchaser.

8.	Seller’s personal property that is being sold to Purchaser is free and clear of all liens, encumbrances, security interests, claims and demands.

9.
There are no persons other than Seller in possession of the Property or entitled to possession of the Property, except Purchaser, who is currently managing the hotel on the Property pursuant to a hotel management agreement between Seller and Purchaser dated December 22, 2000 (the “Hotel Management Agreement”), and guests and invitees of the hotel who have been granted transient rights to use or occupy portions of the hotel.

10.
No judgment or decree has been entered in any court in this State or the United States against Seller which remains unsatisfied.  There are no judgments, claims, disputes, demands or other matters pending against Seller that could attach to the Property between the effective date of the Title Commitment and the recording of the deed to be insured.

11.	There are no unrecorded easements, claims of easement or rights-of-way affecting all or any portion of the Property.

12.
There are no violations of governmental laws, regulations or ordinances pertaining to the use of the Property including, without limitation, municipal and county ordinances, and there are no open permits pertaining to the Property. Seller has received no notice of any public hearing regarding assessment for improvements or changes in applicable zoning laws concerning the Property.

13.	Seller acknowledges responsibility for water, sewer and electrical consumption charges through the date of closing.

14.	Seller has received no notice of any violations of any homeowners association or condominium association restrictions, rules or regulations pertaining to Seller’s ownership and use of the Property.

15.
Seller understands that Section 1445 of the Internal Revenue Code provides that a purchaser of a United States real property interest must withhold tax if the seller is a foreign person.  To inform Purchaser that withholding of tax is not required upon Purchaser’s purchase of the Property, Seller certifies the following:

a.	Seller is not a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate for purposes of United States Federal income taxes.
b.	The Seller’s U.S. Employer Identification Numbers is: ________________________.
c.	Seller’s address is: c/o Flagler Holding Group, Inc. 4218 NE 2nd Avenue, Miami, FL 33137.
d.	No other persons or entities have an ownership interest in the Property.

Seller understands that Purchaser intends to rely on the foregoing representations in connection with the United States Foreign Investment in Real Property Tax Act (FIRPTA).  Seller understands this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statements contained in this certification may be punished by fine, imprisonment or both.

16.
This Affidavit is made for the purpose of clearing any possible question or objection to the title to the Property and for the purpose of inducing Robin Law, P.A. and ________________________ Title Insurance Company to issue title insurance for the Property, with the knowledge that said title agent and title company are relying upon the statements set forth herein.

17.
Seller is familiar with the nature of an oath and the penalties provided by the laws of the United States and the State of Florida for falsely swearing to statements made in an instrument of this nature.  Seller further certifies that it has read, or heard read, the full facts of this Affidavit and understands its content.

Under penalties of perjury, I declare that I have read the foregoing Affidavit and that the facts stated in it are true and correct.

Mutiny on the Park, Ltd. a Florida limited partnership

By: Flagler on the Park, Inc., a Florida corporation
______________________________
Name: Ricardo Dunin
Title: President

STATE OF FLORIDA                          )
)
COUNTY OF MIAMI-DADE            )

ACKNOWLEDGED before me this     day of ____________ 2010, by Ricardo Dunin, the President of Flagler on the Park, Inc., a Florida corporation, which is the General Partner of Mutiny on the Park, Ltd.  He [_____] is personally known to me, or [_____] produced _______________________  as identification.

My Commission Expires:

Notary Public

[Printed Name of Notary]

[seal]

SCHEDULE 1

PERMITTED TITLE EXCEPTIONS

Seller shall convey marketable title subject to:

1.	Real property taxes, assessments and special district levies, for the year in which the Closing occurs and for subsequent years;

2.	Zoning and other regulatory laws and ordinances affecting the Real Estate and other requirements imposed by governmental authority;

3.	The restrictive covenants and conditions appearing on a plat or otherwise common to the subdivision.

4.	Easements, reservations, restrictions, and rights of way of record and agreements with utility companies;

5.	The Existing Mortgage being assumed by Purchaser; and

6.
The Declaration of Condominium of Mutiny Park, a Condominium, according to the Declaration thereof, recorded November 30, 2001 in Clerk’s File No. 01R663024, in Official Records Book 20048, Page 4320, as amended from time to time by any instruments recorded in the public records; and

7.
Declaration of Cross-Easements and Covenants made by Mutiny on the Park, Ltd., dated November 28, 2001, and recorded November 30, 2001, in Clerk’s File No. 01R663023, in Official Records Book 20048, Page [4320].

provided, that there exists at Closing no violation of the foregoing and none prevent use of the Property for hotel and hotel-related purpose(s).

SCHEDULE 3.5

NON-COMPLIANCE WITH LAWS

None.

SCHEDULE 3.10

DEFAULTS, BREACHES, VIOLATIONS, ACTIONS, PROCEEDINGS, CLAIMS, DISPUTES
pertaining to Seller, Property or Hotel operation

1.	Settlement Agreement dated October 3, 2005 between Mutiny on the Bay Condominium Association, Inc. and Mutiny on the Park, Ltd. (regarding 212 parking spaces)

2.	Settlement Agreement dated November 29, 2005 between Mutiny on the Park Condominium Association, Inc. and Mutiny on the Park, Ltd. (regarding construction defects and other matters).

3.	Settlement Agreement dated October 30, 2006 between Mutiny on the Park Condominium Association, Inc. and Mutiny on the Park, Ltd. (regarding exclusive use areas).

4.	Settlement Agreement dated January 27, 2010 between Mutiny on the Park Condominium Association, Inc. and Mutiny on the Park, Ltd. (regarding stucco work).

5.
Settlement Agreement dated the ___ day of ____, 2001 between Mutiny on the Bay, Ltd. and Mutiny on the Bay Condominium Association, Inc. and joined into by Mutiny on the Park, Ltd. (regarding shared delivery areas, access roads, parking, valet and security).

6.	Settlement Agreement dated the 26th day of March, 2010 between Mutiny on the Bay, Ltd. and Turner Construction (regarding Turner performing stucco work)

7.
Letter of Understanding and Agreement Between the Mutiny and the Munroe Family for Treatment of the Eva Munroe Grave, entered into in April, 1998 (the “Grave Site Agreement”), in which the Mutiny formally recognized the Munroe family’s claim to the gravesite that adjoins the Property as described in recorded deed dated July 20, 1925 and made certain agreements pertaining to the grave site.  Recently, AT&T disturbed the grave site while performing work on or near the site and the Munroe Family alleged the Seller failed to comply with the Grave Site Agreement by not preserving certain steps within the grave site.

SCHEDULE 3.21

LOAN DEFAULTS

Seller is in default under the Existing Loan for failure to meet the debt service coverage ratio.